                                EXHIBIT 4.(i)

                   Note Agreement dated as of June 16, 1989
        between MAPCO Inc. and IDS Life Insurance Company of New York,
              American Enterprise Life Insurance Company, et al.

                                   MAPCO INC.





                                 NOTE AGREEMENT





                           Dated as of June 16, 1989



                                  $85,000,000



                     8.51% ESOP Notes due December 31, 2003

                               TABLE OF CONTENTS

                                                                                            Page
          Section 1.         PURCHASE AND SALE OF NOTES . . . . . . . . . . . . . . . . . . 1
                  1.1        Issue of Notes . . . . . . . . . . . . . . . . . . . . . . . . 1
                  1.2        The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . 1
                  1.3        Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                  1.4        Closing Conditions . . . . . . . . . . . . . . . . . . . . . . 2

          Section 2.         PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                  2.1        Required Installments Payments . . . . . . . . . . . . . . . . 4
                  2.2        Optional Prepayments ....  . . . . . . . . . . . . . . . . . . 5
                  2.3        Partial Payments Pro Rata  . . . . . . . . . . . . . . . . . . 5

          Section 3.         DOWNGRADE EVENTS, ETC  . . . . . . . . . . . . . . . . . . .   6
                  3.1        Rate Changes in Case of Change
                               in Credit Ratings, Etc.  . . . . . . . . . . . . . . . . . . 6
                  3.2        Required Purchases in Case of
                               Change in Credit Ratings, Etc. . . . . . . . . . . . . . . . 6
                  3.3        Other Purchases  . . . . . . . . . . . . . . . . . . . . . . . 9

          Section 4.         REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . 9
                  4.1        Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . 9
                  4.2        Organization; Qualification  . . . . . . . . . . . . . . . .   10
                  4.3        Legal and Authorized Sale  . . . . . . . . . . . . . . . . .   10
                  4.4        Governmental Consent . . . . . . . . . . . . . . . . . . . .   11
                  4.5        Actions Pending  . . . . . . . . . . . . . . . . . . . . . .   11
                  4.6        Title to Properties  . . . . . . . . . . . . . . . . . . . .   11
                  4.7        Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
                  4.8        Conflicting Agreements and
                               Other Matters  . . . . . . . . . . . . . . . . . . . . . .   11
                  4.9        ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                  4.10       Qualifying Shares, Etc.  . . . . . . . . . . . . . . . . . .   13
                  4.11       Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . .   14
                  4.12       Private Offering . . . . . . . . . . . . . . . . . . . . . .   14
                  4.13       ESOPs  . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                  4.14       ESOP Documents . . . . . . . . . . . . . . . . . . . . . . .   15
                  4.15       Pollution and Other Regulations  . . . . . . . . . . . . . .   15
                  4.16       Public Utility Holding Company Act . . . . . . . . . . . . .   15

          Section 5.         INFORMATION AS TO COMPANY, ETC.  . . . . . . . . . . . . . .   15
                  5.1        Financial and Business
                               Information  . . . . . . . . . . . . . . . . . . . . . . .   15
                  5.2        Officer's Certificates . . . . . . . . . . . . . . . . . . .   17
                  5.3        Inspection . . . . . . . . . . . . . . . . . . . . . . . . .   17
                  5.4        Private Credit Rating  . . . . . . . . . . . . . . . . . . .   18
                  5.5        Notices  . . . . . . . . . . . . . . . . . . . . . . . . . .   18

                                      (i)

                                                                                            Page
          Section 6.         COMPANY BUSINESS COVENANTS . . . . . . . . . . . . . . . . .   19
                  6.1        Liens and Encumbrances . . . . . . . . . . . . . . . . . . .   19
                  6.2        Sale and Lease-Back  . . . . . . . . . . . . . . . . . . . .   22
                  6.3        Merger and Consolidation . . . . . . . . . . . . . . . . . .   23
                  6.4        Corporate Existence, etc.
                               Business . . . . . . . . . . . . . . . . . . . . . . . . .   24
                  6.5        Payments of Taxes and Claims . . . . . . . . . . . . . . . .   24
                  6.6        Maintenance of Properties;
                               Insurance  . . . . . . . . . . . . . . . . . . . . . . . .   24
                  6.7        Compliance with ERISA  . . . . . . . . . . . . . . . . . . .   24
                  6.8        ESOP Existence . . . . . . . . . . . . . . . . . . . . . . .   25
                  6.9        Prohibition Against ESOP Merger  . . . . . . . . . . . . . .   26
                  6.10       Assignment of ESOP Notes . . . . . . . . . . . . . . . . . .   26
          Section 7.         DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . .   26
                  7.1        Nature of Default  . . . . . . . . . . . . . . . . . . . . .   26
                  7.2        Default Remedies . . . . . . . . . . . . . . . . . . . . . .   29
                  7.3        Other Remedies . . . . . . . . . . . . . . . . . . . . . . .   30

          Section 8.         TAX PROVISIONS . . . . . . . . . . . . . . . . . . . . . . .   31
                  8.1        Interest Rate Adjustment; Tax
                               Disallowances  . . . . . . . . . . . . . . . . . . . . . .   31
                  8.2        Determination of Taxability  . . . . . . . . . . . . . . . .   35
                  8.3        Contest of Tax . . . . . . . . . . . . . . . . . . . . . . .   37
                  8.4        Request for Qualifying Opinion
                               of Counsel . . . . . . . . . . . . . . . . . . . . . . . .   40
                  8.5        Successors and Assigns . . . . . . . . . . . . . . . . . . .   40

          Section 9.         INTERPRETATION OF THIS AGREEMENT . . . . . . . . . . . . . .   41
                  9.1        Terms Defined  . . . . . . . . . . . . . . . . . . . . . . .   41
                  9.2        Directly or Indirectly . . . . . . . . . . . . . . . . . . .   49
                  9.3        Governing Law  . . . . . . . . . . . . . . . . . . . . . . .   49

         Section 10.         PURCHASER'S SPECIAL RIGHTS . . . . . . . . . . . . . . . . .   49
                 10.1        Direct Payment . . . . . . . . . . . . . . . . . . . . . . .   49
                 10.2        Issue Taxes  . . . . . . . . . . . . . . . . . . . . . . . .   49
                 10.3        Registration of Notes  . . . . . . . . . . . . . . . . . . .   49
                 10.4        Exchange of Notes  . . . . . . . . . . . . . . . . . . . . .   49
                 10.5        Replacement of Notes . . . . . . . . . . . . . . . . . . . .   50

         Section 11.         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . .   50
                 11.1        Notices  . . . . . . . . . . . . . . . . . . . . . . . . . .   50
                 11.2        Reproduction of Documents. . . . . . . . . . . . . . . . . .   51
                 11.3        Purchase for Investment; Source
                               of Funds . . . . . . . . . . . . . . . . . . . . . . . . .   51

                                      (ii)

                                                                                            Page
                 11.4        Successors and Assigns . . . . . . . . . . . . . . . . . . .   52
                 11.5        Amendment and Waiver . . . . . . . . . . . . . . . . . . . .   52
                 11.6        Duplicate Originals  . . . . . . . . . . . . . . . . . . . .   52
                 11.7        Survival of Covenants and
                               Representations; Survival of
                               Indemnification  . . . . . . . . . . . . . . . . . . . . .   52
                 11.8        Severability . . . . . . . . . . . . . . . . . . . . . . . .   52

         Attachment A        --   Payment and Communications

         Attachment B        --   Form of 8.51% ESOP Note due December 31, 2003

         Attachment C-1      --   Form of Company Special Counsel's Closing Opinion

         Attachment C-2      --   Form of Company General Counsel's Closing Opinion

         Attachment D        --   Form of Special Counsel's Closing Opinion

         Attachment E-1      --   Form of Trustee Counsel's Closing Opinion (Hall, Estill, Hardwick, Gable, Golden Nelson)

         Attachment E-2      --   Form of Trustee Counsel's Closing Opinion (Robinson, Boese, Orbison & Lewis)





                                     (iii)

                                   MAPCO INC.
                          1800 South Baltimore Avenue
                             Tulsa, Oklahoma 74119

                                 NOTE AGREEMENT
                                  $85,000,000
                     8.51% ESOP Notes due December 31, 2003

                                                       Dated as of June 16, 1989

To each of the institutions
  listed on Attachment A:

Dear Purchaser:

         Mapco Inc., a Delaware corporation (the "Company"), hereby agrees with you as follows:

SECTION 1.       PURCHASE AND SALE OF NOTES

         1.1 Issue of Notes. The Company has authorized the issue of $85,000,000 principal amount of its 8.51% ESOP Notes due December 31, 2003 (the "Notes"). The Notes shall be dated the date of issue thereof, shall bear interest on the unpaid principal balances thereof from the date thereof until the principal balance thereof shall become due and payable at a rate of 8.51% per annum (the "Initial Coupon Rate") (subject to the provisions of section 8) and on overdue principal, premium, if any, and interest at the rate specified therein, which Notes, when issued, sold and delivered pursuant to this Agreement, will be substantially in the form of Attachment B. Interest on the Notes shall accrue at the rate per annum specified above (subject to the provisions of section 8), which interest will be payable as provided in Attachment B and be computed based on a 360-day year composed of 12 months of 30 days each. Contemporaneously with entering into this Agreement, the Company is entering into separate Note Agreements (as amended or modified from time to time, the "Other Agreements") identical to this Agreement with each of the other institutions named in Attachment A, providing for the sale to each of such other institutions of Notes in the respective principal amounts specified opposite their names in Attachment A.

         1.2 The Closing. The Company agrees to sell to you and you agree to purchase from the Company, in accordance with the provisions of this Agreement, the principal amount of the Notes shown opposite your name on Attachment A, at par. The closing of your purchase will be held on June 16, 1989 (the "Closing Date") at the offices of Willkie Farr & Gallagher, New York, New York 10022. On the Closing Date, the Company will deliver to you, unless you otherwise request, a single Note in the principal amount of your purchase, dated the Closing Date and registered in your name or in the name of a nominee designated by you, against payment in immediately available funds.

         1.3 Expenses. Whether or not the Notes are sold, the Company will pay all reasonable expenses relating to this Agreement, including the cost of reproducing this Agreement and the Notes, the reasonable fees and disbursements of your special counsel, the costs of obtaining a private placement number and all reasonable costs related to modifications of or consents under this Agreement.

         1.4 Closing Conditions. Your obligation to purchase the Notes at the closing is subject to the satisfaction of all of the conditions precedent set forth below:

         (a) Opinions of Counsel -- You shall have received from Debevoise & Plimpton, special counsel to the Company, David W. Bowman, Senior Vice President and General Counsel of the Company, Willkie Farr & Gallagher, your special counsel, Hall, Estill, Hardwick, Gable, Golden & Nelson, special counsel to the Trustee, and Robinson, Boese, Orbison & Lewis, special counsel to the Trustee, the closing opinions substantially in the forms of Attachments C-1, C-2, D, E-1 and E-2,respectively, each addressed to you and dated the Closing Date. To the extent that any opinion referred to above is rendered in reliance upon the opinion of any other counsel, you shall have received a copy of the opinion of such other counsel dated the Closing Date and addressed to you, or a letter from such other counsel, dated the Closing Date and addressed to you, authorizing you to rely on such other counsel's opinion.

         (b) Representations and Warranties; No Default -- The representations and warranties of the Company contained in this Agreement shall be true when made and on the Closing Date in all material respects, and there shall exist on the Closing Date and after giving effect to the transactions contemplated hereby, no Event of Default or Default. On the Closing Date, the Company shall have delivered to you a certificate signed by an Assistant Secretary and the Treasurer of the Company, dated the Closing Date, to all such effects and further to the effect as to the satisfaction of the conditions set forth in section 1.4(d).

         (c) Purchase Permitted by Applicable Laws -- Your purchase of and payment for the Notes to be purchased by you hereunder shall not be prohibited by any applicable law or governmental regulation (including, without limitation, Regulation G, T, U or X of the Board of Governors of the Federal Reserve System) or result in a violation of any order of any court or governmental body applicable to you (or any of your employees, directors or affiliates) and shall not subject you to any tax, penalty, liability, or other onerous condition under or pursuant to any applicable law or governmental regulation or order, and you shall have received such certificates or other evidence as you may request to establish compliance with this condition.

         (d) ESOP Transactions -- Prior to the closing, you shall have received a true and correct copy of all agreements and instruments relating to the ESOP Transactions, including without limitation each of the ESOP Documents and any other documents governing the terms or administration of the ESOPs, and all the terms and provisions thereof shall be satisfactory to you in form and substance and shall contain no term thereof (including schedules and exhibits thereto) to which you object; all such agreements, documents and instruments shall be in full force and effect and no term or condition thereof shall have been amended, modified or waived except with your prior consent; appropriate determinations satisfactory to you shall have been made establishing the absence of a non-exempt "prohibited transaction" as such term is defined in
Section 406 of ERISA or Section 4975 of
the Code; and the ESOP Transactions shall be duly and validly consummated concurrently with the closing hereunder. Except as affected by the transactions contemplated hereby, all conditions precedent to the consummation of the transactions contemplated by the ESOP Documents shall have occurred, all governmental authorizations, consents, approvals, exemptions or other actions required in connection with such transactions shall have been duly received and such transactions shall have been consummated substantially in accordance with the terms of such documents.

         (e) Compliance with Securities Laws -- The offering and sale of the Notes under this Agreement shall have complied with all applicable requirements of Federal and state securities laws and you shall have received evidence of such compliance in form and substance satisfactory to you at the closing.

         (f) Approvals and Consents -- The Company shall have duly received all authorizations, consents, approvals, licenses, franchises, permits and certificates by or of, all Federal, state and local governmental authorities necessary for the issuance of the Notes pursuant to this Agreement and the consummation of the ESOP Transactions pursuant to the ESOP Documents ("Approvals and Consents"), and all such Approvals and Consents shall be in full force and effect at the time of the closing and shall be effective to permit such issuance and such consummation, and at the closing you shall have received such certificates or other evidence as you may request to establish compliance with this condition.

         (g) Proceedings -- All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby, and all documents incident thereto shall be satisfactory in form and substance to you and your special counsel, and at the closing you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

SECTION 2. PAYMENTS

         2.1 Recruited Installment Payments. Until the Notes are paid in fell, the Company will pay the following principal amount (or such lesser principal amount as shall then be outstanding) of the Notes on December 31, in each of the following years:

                                                              Principal Amount
         Year of Payment                                    of Notes to Be Paid
         ---------------                                    -------------------
               1989                                           $1,708,674.97
               1990                                            3,316,145.29
               1991                                            3,598,349.25
               1992                                            3,904,568.78
               1993                                            4,236,847.58
               1994                                            4,597,403.31
               1995                                            4,988,642.33
               1996                                            5,413,175.79
               1997                                            5,873,837.05

               1998                                            6,373,700.58
               1999                                            6,916,102.50
               2000                                            7,504,662.83
               2001                                            8,143,309.63
               2002                                            8,836,305.28
               2003                                            9,588,274.83

The entire outstanding principal amount of the Notes shall be due and payable on the maturity date. No payment or prepayment of Notes by the Company pursuant to section 2.2 hereof shall relieve the Company from its obligation to make the required installment payments provided for in this section 2.1. Upon any purchase of Notes by the Company or any Affiliate or Subsidiary pursuant to section 3.2 hereof or otherwise, the principal amount of each required installment payment of Notes becoming due on and after the date of such purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of Notes is reduced as a result of such purchase. No premium shall be payable in connection with any required installment payment made pursuant to this section 2.1.

         2.2     Optional Prepayments.

         (a) Optional Prepayments -- The Company may, at any time and from time to time, prepay the Notes, in whole or in part (but, if in part, in a minimum amount of $100,000 or an integral multiple of $1,000 in excess thereof), by payment of the principal amount of the Notes or portion thereof to be prepaid and accrued interest thereon to the date of such prepayment, together with a premium on such principal amount equal to the Make-Whole Premium Amount.

         (b) Notice of Optional Prepayments -- The Company will give notice of any optional prepayment of the Notes under this section 2.2 to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (i) such date, (ii) the principal amount of the Notes to be prepaid on such date, (iii) the accrued interest applicable to such prepayment and (iv) the revised schedule for required installment payments on the Notes pursuant to section 2.1 that will be in effect following such optional prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with the premium and accrued interest due thereon, shall become due and payable on the prepayment date. The Company will also give written notice to each holder of a Note, by telecopy or other same-day written communication, five days prior to the date fixed for any prepayment under this section 2.2, of the Make-Whole Premium Amount, if any, applicable to such prepayment and the calculations, in reasonable detail, used to determine the Make-Whole Premium Amount.

         2.3 Partial Payments Pro Rata -- If there is more than one Note outstanding, the principal amount of each required or optional partial payment of the Notes pursuant to this Section 2 will be allocated among such Notes at the time outstanding in proportion, as nearly as practicable, to the respective outstanding principal amounts of such Notes.

SECTION 3. DOWNGRADE EVENTS, ETC.

         3.1. Rate Changes in Case of Change in Credit Ratings, Etc. At any time after a Downgrade Event occurring on or prior to the third anniversary of the Closing Date the interest rate payable on the Notes shall be automatically increased, effective as of the date of such Downgrade Event, to the rate per annum determined by adding to the interest rate then payable on the Notes the Downgrade Event Adjustment (the "Incremental Risk-Adjusted Rate"). Upon the occurrence of a Readjustment Event during the Event Period the interest rate then payable on the Notes shall be automatically reduced by the Downgrade Readjustment, effective as of the date of such Readjustment Event. Notwithstanding the foregoing, if any of the credit ratings of the Company's long-term senior unsecured indebtedness continues to be rated less than Baa3 by Moody's or BBB- by Standard & Poor's (or in either case, the comparable ratings then in existence) for a period of more than 18 consecutive months (the "Option Event") each holder of a Note shall have the option to (y) require the Company to purchase the Note or Notes then held by such holder pursuant to section 3.2 hereof or (z) retain such holder's Note or Notes, in which event the interest rate payable thereon shall be fixed at the Incremental Risk-Adjusted Rate until the entire principal balance thereof shall become due and payable.

         Any holder may exercise such option by following the procedures provided in section 3.2(a) and (b) hereof, requiring the Company to purchase such holder's Note or Notes, or by delivering a notice to the Company which shall state that such holder is electing to have the interest rate payable on such holder's Note or Notes fixed at the Incremental Risk-Adjusted Rate pursuant to this section 3.1, effective as of the first day following such 18 month period.

         The Company unconditionally promises to pay interest on the Notes from the date of the changes and events as contemplated in the second preceding paragraph at the rate as so adjusted.

         3.2.    Required Purchases in Case of Change in Credit Ratings, Etc.

         (a) Notice -- Any holder of a Note may deliver a notice to the Company requiring the Company to purchase the Note or Notes then held by such holder at any time from and after the time specified below until the expiration date specified in section 3.2(d)

         (i)  the occurrence of a Change in Control; or

         (ii)  the occurrence of the option Event; or

         (iii) the date indicated in clauses (A) through (D) below in the event of a Downgrade Event occurring at any time after the Event Period or in the event of a Downgrade occurring at any time:

                 (A) if both Moody's and Standard & Poor's are then publicly rating the Company's long-term senior unsecured indebtedness, the date of occurrence of such Downgrade or Downgrade Event;

                 (B) if only one of Moody's or Standard & Poor's is then publicly rating such indebtedness, the loth day after (y) such rating agency shall publicly rate such indebtedness less than Baa3 or BBB-, as the case may be, in the event of such Downgrade Event, or (z) Ba2 or BB, as the case may be, in the event of such Downgrade (or, in either case, the comparable ratings then in existence) unless, prior to such loth day, the Company shall have notified such holder pursuant to section 5.5(a)(iii) of such holder's right to require the Company to obtain a private credit rating;

                 (C) if both Moody's and Standard & Poor's are then refusing to rate or are no longer rating such indebtedness, the loth day after such refusal or the absence of such a rating unless, prior to such loth day, the Company shall have notified such holder pursuant to section 5.5(a)(ii) of such holder's right to require the Company to obtain a private credit rating; or

                 (D) if the Company is then required pursuant to section 5.4 to obtain a private credit rating from Moody's or Standard & Poor's, (y) the Business Day immediately following the 60 day period during which the Company must apply for and obtain such rating under section 5.4(b) unless the Company shall have obtained such a rating in accordance with Section 5.4(b) or
                 (z) the date as of which Moody's shall have delivered to the Company a private credit rating stating that the Notes are rated less than Baa3 and Standard & Poor's shall have delivered to the Company a private credit rating stating that the Notes are rated less than BBB-, in the event of a Downgrade Event, or Ba2 and BB, respectively, in the event of a Downgrade (or, in either case, the comparable ratings then in existence) (or, if Moody's is then publicly rating the Company's long-term senior unsecured indebtedness at a level below Baa3 or Standard & Poor's is then publicly rating such indebtedness at a level below BBB-, in the event of a Downgrade Event, or Ba2 and BB, respectively, in the event of a Downgrade (or, in either case, the comparable ratings then in effect), the date on which the rating agency not publicly rating such indebtedness shall have delivered such a private credit rating); or

         (iv)    the occurrence of a Significant Subsidiary Default.

         (b) Notice Contents -- Any notice from a holder of a Note to the Company pursuant to section 3.2(a) shall (i) state that such holder is electing to exercise its right to require the purchase of such holder's Note or Notes by the Company pursuant to this section 3.2 and (ii) specify the date on which such purchase shall occur (which date shall be a Business Day which shall occur not less than 20 nor more than 30 days after the date of such notice). The Company, on the purchase date specified by such holder, against delivery of the Note or Notes by the holder thereof, shall purchase such Note or Notes then held by such holder, without recourse, representation or warranty (other than a representation and warranty by such holder that such holder owns such Note or Notes free and clear of any Mortgage), and such holder shall sell such Note or Notes to the Company at a price (payable in immediately available funds by wire transfer to the account specified for payments in respect of such Note or Notes pursuant to section 10.1 hereof or as such holder may otherwise specify) equal to the then outstanding principal amount thereof, together with interest accrued on such principal amount to the date of purchase, plus a premium equal to the Make-Whole Premium Amount.

         (c) Company Delivery -- Immediately following its receipt thereof, the Company will deliver to each holder of a Note a copy of any notice received by it pursuant to section 3.1or section 3.2(a).

         (d) Expiration -- The right of a holder of a Note to deliver a notice pursuant to section 3.1 and section 3.2(a) shall expire on the later of:

         (i) the 60th day after the day on which such holder of a Note shall have received the earliest of the following:

                 (A) a notice from the Company pursuant to sections 5.5(a) and 5.5(b), (B) a copy of a private credit rating obtained pursuant to section 5.4(a), (C) a notice from the Company delivered pursuant to section 5.4(b), or (D) a notice from the Company pursuant to section 3.3(e) relating to a Significant Subsidiary Default, and

         (ii) the 15th day after such holder shall have received from the Company pursuant to section 3.2(c) a copy of the last notice delivered to the Company by any other holder of a Note during the time period specified in clause (i) of this section 3.2(d) requiring the Company to purchase such Note pursuant to this section 3.2 or fixing the interest rate payable on such holder's Note or Notes at the Incremental Risk-Adjusted Rate pursuant to section 3.1.

         3.3. Other Purchases. Except as provided in section 3.2, the Company will not, and will not permit any Subsidiaries or any Affiliates to, purchase or otherwise acquire or make any offer to acquire, directly or indirectly, Notes held by any holder unless the Company or such Subsidiary or Affiliate shall contemporaneously offer to acquire the Notes, pro rata, held by each holder of a Note and upon the same terms. Any Notes purchased or otherwise acquired for any reason by the Company, any Subsidiary or any Affiliate shall not be deemed to be outstanding for purposes of this Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants as of the date hereof and as of the Closing Date that:

         4.1. Full Disclosure. Neither this Agreement, nor any financial statement (except that with respect to any forecasts of financial information the Company represents only that it had a reasonable basis for making such forecasts and does not represent as to the accuracy of such forecasts) or other written material furnished to you and the other institutions named in Attachment A (the "Purchasers") on behalf of or by the Company in connection with the negotiation of the sale of the Notes, contains any untrue statement of a material fact or omits to state a material fact necessary to make the information contained therein not misleading in light of the circumstances taken as a whole. There is no fact (other than matters of a general economic or political nature which do not affect the Company or its Subsidiaries uniquely) which the Company has not disclosed to the Purchasers in writing that materially adversely affects or, so far as the Company can now reasonable foresee, will materially adversely affect the Properties, business, or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or the ability of the Company to perform its obligations under this Agreement, the ESOP Documents or the ESOPs. Since March 31, 1989, there have been no materially adverse changes in the Properties, business, or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

         4.2.    Organization; Qualification.

         (a) Due Organization -- The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each Significant Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated; the Company and its Significant Subsidiaries have the corporate power to own their respective Properties and to carry on their respective businesses as now being conducted; and the Company has all requisite power and authority, corporate and otherwise, to enter into this Agreement and the ESOP Documents, to establish the ESOPs and to consummate the transactions contemplated thereby and to carry out the terms thereof.

         (b) Duly Qualified -- The Company and each Significant Subsidiary are duly qualified as foreign corporations to transact business and are in good standing in each jurisdiction where the ownership of their respective Property or the nature of the business transacted by them makes such qualification necessary and where the failure so to qualify might result in a materially adverse change in the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

         4.3. Legal and Authorized Sale. The sale and issuance of the Notes by the Company, the execution and delivery by the Company and compliance by the Company with all of the provisions of this Agreement, the ESOP Documents and the ESOPs:

         (a)  are within the corporate powers of the Company; and

         (b) are legal and authorized and will not conflict with, constitute a violation of, or result in the creation of any Mortgage upon any Property of the Company under the provisions of, any agreement, charter, instrument, by-law or other instrument to which the Company is a party or by which any of it or its Properties may be bound, which conflict, violation or Mortgage would have a materially adverse effect on the Properties, business or condition(financial or otherwise) of the Company and its Subsidiaries taken as a whole or the ability of the Company to perform its obligations under this Agreement, the ESOP Documents or the ESOPs.

         4.4. Governmental Consent. Except as required by this Agreement, no approval, consent or withholding of objection on the part of any regulatory body, Federal, state or local, is required in connection with the execution and delivery by the Company of this

Agreement, the ESOP Documents or the ESOPs or compliance by the Company with any of the provisions thereof.

         4.5. Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any Properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which could reasonably be expected to result in any material adverse change in the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole or the ability of the Company to perform its obligations under this Agreement, the ESOP Documents or the ESOPs.

         4.6. Title to Properties. The Company and each of its Significant Subsidiaries have good and marketable title to their respective real properties (other than properties which they lease) and good title to all of their other respective Properties and assets (except to the extent that the failure to have such title to such other Properties or assets would not have a materially adverse effect on the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole, and other than Properties and assets disposed of in the ordinary course of business), subject to no Mortgage of any kind, other than Mortgages of the nature permitted by section 6.1(a).

         4.7. Taxes. The Company and each of its Subsidiaries have filed all federal, state and other income tax returns which are required to be filed, and have paid all taxes as shown on such returns and on all assessments received by them to the extent that such taxes have become due, except (a) such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles or (b) where the failure to pay any such taxes would not have a materially adverse effect on the Properties, business, condition (financial or otherwise), or operations of the Company and its Subsidiaries taken as a whole.

         4.8. Conflicting Agreements and Other Matters. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects the business, Property or assets, or financial condition of the Company and its Subsidiaries taken as a whole. The making, execution, delivery and performance of this Agreement, the ESOP Documents or the ESOPs will not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Mortgage upon any of the Properties or assets of the Company or any of its Significant Subsidiaries pursuant to, the respective charters or by-laws of the Company or any of its Significant Subsidiaries, any award of any arbitrator, any material agreement (including any agreement with stockholders) or instrument, or any order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject.

         4.9. ERISA. (a) Prohibited Transactions. Neither the Company nor n@y ERISA Affiliate has engaged in a transaction in connection with which the Company could be subject to a material liability for either a civil penalty assessed pursuant to section 502(i) of ERISA or a tax imposed by section 4975 of the Code.

         (b) Plan Termination; Material Liabilities. There has been no termination of a Plan or trust created under any Plan that would give rise to a material liability to the PBGC on the part of the Company or an ERISA Affiliate. No material liability to the PBGC has been or is expected by the Company to be incurred with respect to any Plan by the Company or an ERISA Affiliate. The PBGC has not instituted proceedings to terminate any Plan which is maintained or is to be maintained by the Company or an ERISA Affiliate. There exists no condition or set of circumstances which presents a material risk of termination or partial termination of any Plan by the PBGC or restoration of any Plan heretofore terminated. The Company and each Code Affiliate is current with all premiums to the PBGC.

         (c) Accumulated Funding Deficiency. Full payment has been made of all amounts which are required under the terms of each Plan to have been paid as contributions to such Plan as of the last day of the most recent fiscal year of such Plan ended on or before the date of this Agreement, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan or any employee pension benefit plan maintained by the Company or a Code Affiliate. The Company and each Code Affiliate is current with all required installments under
Section 412(m) of the Code.

         (d) Relationship of Benefits to Pension Plan Assets. The current value of the benefit liabilities (as defined in section 4001(a)(16) of ERISA) of each Plan does not exceed the fair market value of the assets of such Plan. Neither the Company nor any Code Affiliate is required to provide security to a Plan or an employee pension benefit plan maintained by a Code Affiliate under section 401(a)(29) of the Code. No lien under section 412(n) of the Code or sections 312(f) or 4068 of ERISA has been or is reasonably expected by the Company to be imposed on the assets of the Company or any ERISA Affiliate.

         (e) Withdrawal Liability. Neither the Company nor any ERISA Affiliate has made a complete or partial withdrawal (or a reduction in contribution base units which if continued would result in a partial withdrawal) from a Multiemployer Plan which has resulted in, or is reasonably expected by the Company to result in, a material withdrawal liability.

         (f) Compliance with ERISA. All employee pension benefit plans (as defined in section 3(2) of ERISA) maintained by the Company or an ERISA Affiliate which are intended to be "qualified" are "qualified" under section 401(a) of the Code. All employee benefit plans (as defined in section 3(3) of ERISA) maintained by the Company or an ERISA Affiliate have been administered substantially in compliance with ERISA and the applicable provisions of the Code. There are no pending issues before the IRS or any court of competent jurisdiction related to the qualification of the Plans except for the filing of the Plans and the ESOP Trusts with the IRS as contemplated by section 6.8(b). Neither the Company nor any Code Affiliate has any material liability under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         (g) Execution of Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not involve any transaction which is a non-exempt prohibited transaction under section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the preceding sentence is made in reliance upon and subject to the accuracy of your representation in paragraph 11.3 as to the source of funds used to pay the purchase price of the Notes.

         4.10. Qualifying Shares, etc. The Company Shares will constitute qualifying employer securities for purposes of ERISA, the Code (including, but not limited to, section 409(1)(3) hereof) and the rules and regulations issued thereunder.

         4.11. Use of Proceeds. The proceeds from the sale of the Notes will be used by the Company to effect the ESOP Transactions. None of such proceeds will be used in violation of any law or regulation. Under current law, as applied and in effect on the date hereof, the application of the proceeds of the Notes will constitute a "securities acquisition loan" for purposes of
Section 133 of the Code.

         4.12. Private Offering. Neither the Company nor Morgan Stanley & Co. Incorporated (the only Person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or sale of the Notes or any similar Security of the Company and the only Person to whom any brokers' fees in connection with the transactions contemplated by the Note Agreements are payable) has offered any of the Notes or any similar Security of the Company for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than the Purchasers and 14 other institutional investors, each of whom was offered all or a portion of the Notes at private sale for investment.

         4.13. ESOPs. The portions of each of the ESOPs intended to be employee stock ownership plans constitute employee stock ownership plans within the meaning of Section 4975(e)(7) of the Code and each of the ESOPs and the Plans of which they are a part are qualified under Section 401(a) of the Code. Each of the ESOP Trusts has been duly constituted in accordance with a valid and binding trust instrument, is validly existing and is tax-exempt under
Section 501(a) of the Code. Each of the ESOP Trusts, respectively, has the requisite power and authority to own its properties and assets. The execution, delivery and performance of this Agreement and the Note and the consummation of the ESOP Transactions by the parties thereto will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA and will not otherwise constitute a violation of, or give rise to any liability under, any other provision of Title I of ERISA or Section 4975 of the Code. Under current law, as applied and in effect on the date hereof, the issuance and sale of the Notes hereunder to you by the Company qualifies as a "securities acquisition loan" within the meaning of Section 133 of the Code. Neither of the ESOPs nor the Trustee has incurred any indebtedness for borrowed money (other than the loan made under the ESOP Loan Agreements) and, as of the Closing, neither will have incurred any indebtedness for borrowed money other than indebtedness for borrowed money represented by the ESOP Notes.

         4.14. ESOP Documents. The Company and the ESOP Trustee have delivered to you true and correct copies of all documents governing the terms or administration of the

ESOPs and ESOP Trusts and all agreements and instruments relating to the ESOP Transactions. Each of the ESOP Transactions as of the date hereof has been, and after giving effect to the transactions contemplated hereby will be, duly and validly consummated and all ESOP Documents are and will be legal, valid and binding obligations of the respective parties thereto.

         4.15. Pollution and Other Regulations. Except as described in the Company's Form 10-K for the fiscal year ended December 31, 1988 in respect of compliance with Alaska Environmental Laws, the Company is in compliance in all material respects with all Environmental Laws and all laws and regulations relating to equal employment opportunity and employee safety in all jurisdictions in which it is presently doing business, except where the failure to do so would not have a material adverse effect on the business, condition (financial or otherwise), assets or properties of the Company and its Subsidiaries taken as a whole.

         4.16. Public Utility Holding Company Act. Neither the Company nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an ..affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

SECTION 5. INFORMATION AS TO COMPANY, ETC.

         5.1. Financial and Business Information. The Company will deliver to each Purchaser, if at the time such Purchaser or its nominee holds any Note, and to each other institutional holder of an outstanding Note:

         (a) Quarterly Statements -- within 60 days after the end of each of the first three quarterly fiscal periods in each fiscal year of the Company, two copies of:

                 (1) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

                 (2) consolidated statements of income, cash flows and changes in stockholders' equity of the Company and its Subsidiaries for that quarter and for the portion of the fiscal year ending with such quarter, accompanied by a certificate signed by a principal financial officer of the Company stating that such financial statements present fairly (subject to normal year-end adjustments) the financial condition of the companies being reported upon and have been prepared in accordance with generally accepted accounting principles consistently applied (except for changes in application in which the Company's accountants referred to in section 5.1(b) shall have concurred, which written concurrence shall be delivered with the financial statements delivered pursuant hereto),provided that the Company shall be deemed to have satisfied the requirements of this subdivision (a) upon delivery of a report of the Company on Form 10-Q, as filed with and meeting the requirements of the Securities and Exchange Commission, in respect of such quarter;

         (b) Annual Statements -- within 120 days after the end of each fiscal year of the Company, three copies of:

                 (1) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of that year, and


                 (2) consolidated statements of income, cash flows and changes in stockholders' equity of the Company and its Subsidiaries, for that year, setting forth in each case in comparative form the figures for the previous fiscal year and accompanied by an opinion of a firm of independent certified public accountants of recognized national standing stating that such financial statements present fairly the financial condition of the companies being reported upon and have been prepared in accordance with generally accepted accounting principles consistently applied (except for changes in application in which such accountants concur, which written concurrence shall be delivered with the financial statements delivered pursuant hereto) and that the audit by such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards, provided that the Company shall be deemed to have complied with the requirements of this subdivision (b) upon delivery of a report of the Company on Form 10-K, as filed with and meeting the requirements of the Securities and Exchange Commission, in respect of that year;

         (c) SEC and Other Reports -- promptly upon their becoming available, one copy of each periodic report (including Form 8-K, 10-K and 10@), proxy statement and registration statement or prospectus relating to Securities of the Company filed with or delivered to any securities exchange, the Securities and Exchange Commission or any successor agencies (other than registration statements on Form S-8);

         (d) Determination Letter -- promptly upon receipt thereof by the company or the ESOPs, two copies of each determination letter (whether obtained pursuant to section 6.8(b) or otherwise) from the Internal Revenue Service stating that the portions of each of the ESOPs intended to be employee stock ownership plans constitute employee stock ownership plans and qualified under sections 401(a) and 4975(e)(7) of the Code;

         (e) Notice of Default or Event of Default -immediately upon becoming aware of the existence of any Default, Event of Default or a Significant Subsidiary Default, a notice describing its nature and what action the Company proposes to take with respect thereto;

         (f) Requested Information -- with reasonable promptness, any other data nd information which may be reasonably requested from time to time (including without limitation the Annual Report (Form 5500 Series) furnished to the Internal Revenue Service in connection with the Company); and

         (g) Change of Rate, etc. -- promptly in accordance with section 3 or 8 following the occurrence thereof, a notice of any event that could reasonably be expected to give rise to an increase or decrease in the interest rate applicable to the Notes or the payment of any amount by the Company pursuant to section 3 or S.

         5.2. Officer's Certificates. With each set of financial statements delivered pursuant to section 5.1(a) or 5.1(b), the Company will deliver a certificate signed by its Chief Financial officer or its Treasurer and stating that the signer has reviewed the relevant terms of this Agreement and has made, or caused to be made, under the signer's supervision, a review of the transactions and conditions of the Company and its Subsidiaries during the period covered by the financial statements then being furnished and that the review has not disclosed the existence of any Default or Event of Default or, if a Default or an Event of Default exists, describing its nature, and what action the Company proposes to take with respect thereto.

         5.3. Inspection. The Company will permit the representatives of each Purchaser, so long as it or its nominee holds any Note, or the representatives of any other institutional investor which holds a Note, at such Purchaser's or holder's expense, at any time upon reasonable notice to visit and inspect any of the Properties of the Company or any Subsidiary, to examine and make copies and extracts of all their books of account, records, reports and other papers, and to discuss their respective affairs, finances and accounts with their respective officers, employees with management duties and independent public accountants, all at reasonable times and as often as may be reasonably requested.

         5.4 Private Credit Rating. (a) The Company will, if any holder of a Note shall so request, at any time when (i) the Company does not have long-term senior unsecured indebtedness that is publicly rated by Moody's or Standard & Poor's, (ii) such indebtedness is publicly rated by either Moody's or Standard & Poor's (but not both) and such indebtedness is rated at a level below Baa3, in the case of Moody's, or BBB-, in the case of Standard & Poor's (or in either case the comparable ratings then in effect) or (iii) all such indebtedness that is rated is supported (through defeasance, guarantees, credit enhancement or otherwise) so as to maintain its rating, immediately after receiving such request, notify each other holder of a Note of such request and within 10 days apply for and thereafter diligently attempt to obtain from either Moody's or Standard & Poor's a private credit rating for the Notes, and, promptly, and in any event within 10 days after receiving such rating, deliver a copy thereof to each holder of a Note, together with, if such holder shall then have any rights under section 3.2, the following statement:

         "YOU HAVE THE RIGHT, FOR A PERIOD OF 60 DAYS (SUBJECT TO EXTENSION UNDER CERTAIN CONDITIONS) FOLLOWING YOUR RECEIPT OF THIS NOTICE, TO REQUIRE THE UNDERSIGNED, ON THE TERMS AND AT THE PRICE SET FORTH IN
         SECTION 3.2 OF THE NOTE AGREEMENT, DATED AS OF JUNE 16, 1989, TO PURCHASE ANY 0.51% ESOP NOTES DUE DECEMBER 31, 2003 ISSUED BY MAPCO INC. AND HELD BY YOU."

         (b) If the Company does not obtain a private credit rating from either Moody's or Standard & Poor's for the Notes within 60 days after such request, it will immediately after the end of such 60-day period notify each holder of a Note of such failure. Such notice shall include a statement in the form set forth in section 5.4(a).

         5.5.    Notices.  The Company will deliver to each holder of a Note:

         (a) immediately following the occurrence thereof, a notice of (i) the initial assignment of credit ratings that are, or of any change in the credit ratings of the Company's long-term senior unsecured indebtedness causing such ratings to fall, below Baa3 or Ba2 from Moody's and BBB or BB from Standard & Poor's, as the case may be, (ii) the fact that Moody's and Standard & Poor's are refusing to rate or are no longer rating such indebtedness, or
(iii) if moody's or Standard & Poor.s (but not both) is then rating such indebtedness, the initial assignment of a credit rating that is, or of any change in the credit rating of such indebtedness causing such rating to fall, below Baa3 or Ba2 from Moody's or BBB or BB from Standard & Poor's, as applicable (or the comparable ratings then in effect), together in each case with (A) a statement of the date of such occurrence, (B) a reasonably detailed description of the facts and circumstances underlying such occurrence known to it, (C) if such holder shall then have any rights under section 3.2(a)(iii), a statement in the form set forth in section 5.4(a) and (D) if a holder of a Note shall then have the right under section 5.4(a) to request the Company to obtain a private credit rating, the following statement:

         "ANY HOLDER OF A NOTE HAS THE RIGHT, UNDER SECTION 5.4(a) OF THE NOTE AGREEMENTS, DATED AS OF JUNE 16, 1989, TO REQUIRE THE UNDERSIGNED TO OBTAIN FROM MOODY'S AND/OR STANDARD & POOR'S A PRIVATE CREDIT RATING OF THE 8.51% ESOP NOTES DUE DECEMBER 31, 2003 ISSUED BY MAPCO INC."

         (b) immediately following the occurrence thereof, a notice of (i) a Change in Control or (ii) the Option Event together in each case with (A) a statement of the date of occurrence of such event, (B) a reasonably detailed description of the facts and circumstances underlying such occurrence known to it, and (C) a statement in the form set forth in Section 5.4(a) which states that the Company is obligated to purchase Notes pursuant to section 3.2(a).

         (c) promptly following the Company's obtaining knowledge thereof, a notice of any event, including a Readjustment Event, that could reasonably be expected to give rise to an increase or decrease in the interest rate applicable to the Notes or the payment of any amount by the Company pursuant to section 3 or 8 of this Agreement,

SECTION 6. COMPANY BUSINESS COVENANTS

         The Company covenants that on and after the date of this Agreement and for so long as the Company has any obligations hereunder:

         6.1. Liens and Encumbrances. (a) Mortgages. Except as hereinafter provided, the Company will not, nor will it permit any Domestic Subsidiary to, issue, assume or guarantee any indebtedness for money borrowed (hereinafter referred to as "Debt"), secured by any mortgage, security interest, pledge, lien or other encumbrance ("Mortgage" or "Mortgages") upon any Principal Property of the Company or of a Domestic Subsidiary or upon any shares of stock or Debt of any Domestic Subsidiary (whether such Principal Property, shares of stock or Debt is now owned or hereafter acquired), without in any such case effectively securing, concurrently with the issuance, assumption or guaranty of any such Debt, the Notes (together with, if the Company shall so determine, any other Debt of or guaranteed by the Company or such Domestic Subsidiary ranking equally with the Notes and then existing or thereafter created) equally and ratably with (or prior to) such Debt; provided, however, that the foregoing restrictions shall not apply to:

                 (i) Mortgages on any property acquired, constructed or improved by the Company or any Domestic Subsidiary after the Closing Date which are created or assumed contemporaneously with, or within 120 days after, such acquisition or completion of such construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120-day period, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement incurred after the Closing Date, or, in addition to Mortgages contemplated by clauses (ii) and (iii) below, Mortgages on any property existing at the time of acquisition thereof, provided that the Mortgage shall not apply to any property theretofore owned by the Company or any Domestic Subsidiary other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement is located;

                 (ii) mortgages on any property, shares of stock, or indebtedness existing at the time of acquisition thereof from a corporation which is merged with or into or consolidated with the Company or a Domestic Subsidiary;

                 (iii) Mortgages on property, shares of stock, or indebtedness of a corporation existing at the time such corporation becomes a Domestic Subsidiary;

                 (iv) Mortgages to secure Debt of a Domestic Subsidiary to the Company or to another Domestic Subsidiary;

                 (v) Mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages; and

                 (vi) Mortgages for the sole purpose of extending, renewing or replacing in whole or in part Debt secured by any Mortgage referred to in the foregoing clauses (i) to (v), inclusive, or in this clause
         (vi) or any mortgage existing on the Closing Date,provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the mortgage so extended, renewed or replaced (plus improvements on such property).

         If the Company shall hereafter be required to secure the Notes at least equally and ratably with any other Debt pursuant to this section 6.1, the Company will promptly deliver to the Purchasers a certificate signed by its Chief Financial Officer or Treasurer stating that such covenant has been complied with and an opinion of counsel stating that in the opinion of such counsel such covenant has been complied with and that any instruments executed by the Company or any Subsidiary in the performance of such covenant comply with the requirements of such covenant.

         (b)     Exclusions.  The provisions of subsection (a) of this section
6.1 shall not apply to the issuance, assumption or guarantee by the Company or any Domestic Subsidiary of Debt secured by a Mortgage which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other Debt of the Company and its Domestic Subsidiaries secured by Mortgages (other than Mortgages permitted by subsection (a) of this section 6-1) which would otherwise be subject to the foregoing restrictions and the Value (as defined below) of all Sale and Lease-back Transactions (as defined in section 6.2) in existence at such time (other than any Sale and Lease-back Transaction which, if such Sale and Lease-back Transaction had been a Mortgage, would have been permitted by clause (i) of Section 6.1(a) and other than Sale and Lease-back Transactions as to which application of amounts have been made in accordance with clause (b) of section 6.2), does not at the time exceed 5% of Consolidated Net Tangible Assets.

         (c) Certain Terms. For purposes of this section 6.1, the following terms shall have the following meanings specified with respect thereto:

         "Consolidated Net Tangible Assets" shall mean the total of all the assets appearing on the consolidated balance sheet of the Company and its Subsidiaries less the following:

                 (1) current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof but maturing within 12 months from the date of determination;

                 (2) reserves for depreciation and other asset valuation reserves;

                 (3) intangible assets such as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense carried as an asset on said balance sheet; and

                 (4) appropriate adjustments on account of minority interests of other persons holding stock in any Subsidiary of the Company.

Consolidated Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which the Company and its Subsidiaries are engaged and which are approved by the independent accountants regularly retained by the Company, and may be determined as of a date not more than sixty days prior to the happening of the event for which such determination is being made.

         "Value" shall mean, with respect to a Sale and Lease-back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Lease-back Transaction or (2) the fair value in the opinion of the Board of Directors of the Company of such property at the time of entering into such Sale and Lease-back Transaction, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

         6.2. Sale and Lease-Back. The Company will not, nor will it permit any Domestic Subsidiary to, enter into any arrangement with any person providing for the leasing to the Company or any Domestic Subsidiary of any Principal Property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Company and a Domestic Subsidiary or between Domestic Subsidiaries), which Principal Property has been or is to be sold or transferred by the Company or such Domestic Subsidiary to such person (herein referred to as a "Sale and Lease-back Transaction") unless the net proceeds of such sale are at least equal to the fair value (as determined by the Board of Directors of the Company) of such Principal Property and either (a) the Company or such Domestic Subsidiary would be entitled, pursuant to the provisions of (1) clause (i) of paragraph (a) of section 6.1 or (2) paragraph (b) of section 6.1, to incur Debt secured by a Mortgage on the Principal Property to be leased without equally and ratably securing the Notes or (b) the Company shall, and in any such case the Company covenants that it will, within 120 days of the effective date of any such arrangement (or in the case of (iii) below, within six months thereafter pursuant to a firm purchase commitment entered into within such 120-day period), apply an amount equal to the fair value (as so determined) of such Principal Property (i) to the optional redemption of Notes in accordance with the provisions of this Agreement and the terms of such Notes so to be redeemed, (ii) to the payment or other retirement of Funded Debt incurred or assumed by the Company which ranks senior to or pari passu with the Notes or of Funded Debt incurred or assumed by any Domestic Subsidiary (other than, in either case, Funded Debt owned by the Company or any Domestic Subsidiary) or
(iii) to the purchase of Principal Property (other than the Principal Property involved in such sale). For this purpose, Funded Debt means any Debt which by its terms matures at or is extendable or renewable at the sole option of the obligor without requiring the consent of the obliges to a date more than twelve months after the date of the creation of such Debt.

         6.3. Merger and Consolidation. The Company will not be a party to any merger or consolidation or sell, lease or otherwise transfer all or substantially all of its Property, provided that the Company may merge or consolidate with another corporation and may sell, lease or otherwise transfer all or substantially all of its Property as an entirety to another corporation if (i) the surviving or acquiring corporation (if other than the Company) (A) is organized under the laws of the United States or a jurisdiction thereof and
(B) expressly assumes the covenants and obligations in this Agreement, (ii) the Company or such successor corporation, as the case may be, shall not, immediately after such transaction, be in default in the performance of any such covenant or obligation, and (iii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or Subsidiary as a result of such transaction as having been incurred by the

Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. Compliance with this section 6.3 will not affect the rights of any holder of a Note under section 3.2.

         6.4.    Corporate Existence, etc.; Business.  Except as permitted by section 6.3, the Company will at all times preserve and keep in full force and effect its corporate existence, and rights and franchises material to the Properties, business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole, except that such rights and franchises and the corporate existence of any Subsidiary may be terminated following due authorization by the Board of Directors of the Company.

         6.5. Payment of Taxes and Claims. The Company covenants that it will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its Properties or assets or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, and all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Mortgage upon any of its Properties or assets, provided that no such tax, assessment, charge or claim need be paid if being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserves or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor or if the failure to pay any such tax, assessment, charge or claim would not have a materially adverse effect on the Properties, business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

         6.6. Maintenance of Properties; Insurance. The Company will maintain or cause to be maintained in good repair, working order and condition all Properties used or useful in the business of the Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. The Company will maintain or cause to be maintained insurance or self-insurance that is financially sound and is prudent with respect to its properties and business and the properties and business of its Subsidiaries (including, without limitation, business interruption insurance) against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such type and in such amounts as are customarily carried under similar circumstances by such other corporations.

         6.7. Compliance with ERISA. The Company covenants that it will not, and will not permit any Subsidiary to engage in any transaction in connection with which the Company or any Subsidiary could be subject to either a civil penalty assessed pursuant to section 502(i) of ERISA or a tax imposed by section 4975 of the Code, terminate any Plan in a manner, or take any other action with respect to any such Plan, which could result in any liability of the Company or any Subsidiary to the PBGC, fail to make full payment when due of all amounts which, under the provisions of any Plan, the Company or any Subsidiary is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency, whether or not waived, with respect to any Plan, if, in any such case, such penalty or tax or such liability, or the failure to make such payment, or the existence of such deficiency, as the case may be, could reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

         6.8. ESOP Existence. The Company will (a) do all things necessary to maintain and keep in full force and effect each of the ESOPs as an "employee stock ownership plan," within the meaning of Section 4975(e)(7) of the Code and
Section 407(d)(6) of ERISA; (b) promptly (and in no event later than 60 days after the date of this Agreement) apply for, and use its best efforts to obtain and deliver to you as promptly as practicable but in any case prior to the Qualification Date, determination letters from the Internal Revenue Service, to the effect that each of the ESOPs meets the requirements for Qualification under Sections 401(a) and 4975(e)(7) of the Code and each of the ESOP Trusts meets the requirements for tax exemption under Section 501(a) of the Code (such letter not to contain any conditions reasonably deemed unacceptable by you), and comply with any conditions imposed by the Internal Revenue service, including without limitation any changes in the ESOPs or the ESOP Trusts which may be required, for the issuance of such determination letters; provided, however, that the Company may contest any such conditions which it believes are unreasonable and upon the conclusion of such contest need only comply with such conditions to the extent upheld in such contest; (e) comply with any reasonable request from a holder of a Note for assistance in establishing the status of the ESOPs or the status of any ESOP Note as a "securities acquisition loan" under Section 133 of the Code; (d) cause the ESOPs and the ESOP Trusts and the Plan and trust of which they are a part to be operated and administered at all times and be amended as necessary so as to comply with ERISA and to remain qualified under Section 401(a) of the Code and, in the case of the ESOPs,
Section 4975(e)(7) of the Code and with the requirements of Section 407(d)(6) of ERISA, and tax-exempt under Section 501(a) of the Code; and (e) not amend or otherwise modify any ESOP Document in a manner that would result, or fail to amend any ESOP Document in the event of an amendment of this Agreement or of the Notes if such failure would result, in the extension of credit represented by any Note ceasing to qualify as a "securities acquisition loan" within the meaning of Section 133(b) of the Code.

         6.9. Prohibition Against ESOP Merger. The Company will not permit either of the merged with or into or consolidated with any Plan or any other Person which is subject to Title IV of ERISA or engage in any other transaction with any Person which materially increases the liability of either of the ESOPs or interferes with its ability to repay the ESOP Notes.

         6.10. Assignment of ESOP Notes. The Company will make no assignment, pledge, hypothecation or transfer of, or create any security interest in, (a) the ESOP Notes or (b) any rights of the Company as holder of the ESOP Notes or the loan evidenced thereby under the ESOP Loan Agreements.

SECTION 7. DEFAULT

         7.1 Nature of Default. An "Event of Default" shall exist if any of the following occurs and is continuing:

         (a) Principal, Premium or Interest Payments -- failure of the Company to pay principal of any Note on the date the payment is due or to pay premium or interest on any Note on or before the fifth Business Day after the date such premium or interest payment is due, provided that any payment made after its due date shall also include additional interest on the overdue amount (to the extent permitted by applicable law) at the rate that is 2.0% per annum in excess of the interest rate (as adjusted pursuant to section 8) that otherwise would be in effect from time to time;

         (b) Purchase of Notes -- failure of the Company to purchase any Note pursuant to section 3.2 on the date on which such purchase is to be made;

         (c) Breach of Particular Covenants -- failure to comply with any covenant in section 3.2(c), 5.1(f)(i), 5.4, 5.5, 6.1, 6.2 and 6.3 hereof, which continues for more than 30 days after it first becomes known to the Trustee or any officer of the Company;

         (d) Other Breaches -- failure of the Company to comply with any other Provision of this Agreement or with its obligations under this Agreement which continues for more than 30 days after notice from a holder of a Note;

         (e) Default on Indebtedness -- (i) failure by the Company to make, at final maturity thereof, one or more payments due on indebtedness for borrowed money, which payment or payments are in an aggregate amount exceeding $10,000,000; or (ii) any event shall occur or any condition shall exist, the affect of which event or condition is to cause (or permit one or more Persons to cause, and such Person or Persons shall have caused) more than $10,000,000 of aggregate indebtedness for borrowed money of the Company to become due before its (or their) stated maturity or before its (or their) regularly scheduled dates of payment, provided that, in respect of indebtedness for borrowed Company that (A) is in existence on the date hereafter assumed (including assumption by law) by the Company from a Person that is not (or is hereafter assumed from a Person that is and is in existence on the date hereof) and for automatic acceleration of such upon the occurrence of a default under any agreement governing such indebtedness without notice to the Company, no Event of Default shall exist under this subdivision (e) following such a default until the Person to which such indebtedness is owed shall have notified the Company or taken other action to indicate that such acceleration has actually occurred;

         (f) Involuntary Bankruptcy Proceedings, etc. -- a custodian, receiver, liquidator or trustee of the Company, or any Significant Subsidiary, or of any substantial part of the Properties of any of them, is appointed or takes possession and such appointment or possession remains in effect for more than 60 days; or the Company or any Significant Subsidiary generally fails to pay its debts as they become due; or the Company or any Significant Subsidiary is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code against the Company or any Significant Subsidiary; or any substantial part of the Properties of the Company or any Significant Subsidiary is sequestered by court order and the order remains in effect for more than 60 days; or a petition is filed against the Company or any Subsidiary under any bankruptcy, reorganization , arrangement, money of the hereof or is operation of an Affiliate an Affiliate (B) provides indebtedness insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or subsequently in effect, and is not dismissed within 60 days after filing;

         (g) Voluntary Bankruptcy Proceedings, etc. -- the Company or any Significant Subsidiary files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangment, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appoints taking possession by a custodian, receiver, trustee or liquidator of the Company, or a Significant Subsidiary, or of all or any substantial part of the Properties of any thereof; or makes an assignment for the benefit of its creditors;

         (h) Misrepresentation -- any representation or warranty aa by the Company herein or by the Company in any written statement or certificate furnished by the Company in connection with the transactions contemplated by this Agreement or furnished by the Company pursuant hereto or thereto, is untrue in any material respect as of the date of the issuance or making thereof in light of such statements and certificates taken as a whole, and the failure of such representation or warranty to be true is immaterial to the properties, business or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole at the time such failure of representation or warranty becomes known to an executive officer of the Company;

         (i) Judgments -- except to the extent any final judgments are disclosed to you and the other Purchasers in a letter delivered to you and the other Purchasers on the Closing Date, final judgment or judgments for the payment of money aggregating in excess of $5,000,000 or more, is rendered against the Company or any Significant Subsidiary and any such judgment or judgments has remained unpaid or unstayed by appeal or otherwise for a period of 30 days from the date of its entry or, if stayed, from the date on which the stay is lifted . Provided that no Event of Default shall exist under this subdivision (i) with respect to a Significant Subsidiary unless the event relating thereto occurs within the Event Period and, at the time of the occurrence of such event or as a result of the occurrence of such event a Downgrade Event exists or occurs;

         (j) any "reportable event" as such term is defined in Section 4043 of ERISA occurs in connection with any Plan or trust created thereunder for which the thirty day notice requirement has not been waived under applicable regulations, or an event occurs requiring the Company to provide security to a Plan under Section 401(a)(29) of the Code; any "prohibited transaction" occurs, as such term is defined in Section 4975 of the Code or in
Section 406 of ERISA, in connection with any Plan or any trust created thereunder; any notice of intent to terminate a Plan or Plans is filed under Title IV of ERISA by the Company, any Plan administrator or any combination of the foregoing; any proceedings are instituted by the PBGC to terminate or to cause a trustee to be appointed to administer any Plan; any partial or complete withdrawal is made by the Company or an ERISA Affiliate from any Multiemployer Plan; any proceedings are instituted by a fiduciary of any Plan against the Company to enforce Section 515 of ERISA and such proceedings shall not have been dismissed within 30 days thereafter; the Company or a Code Affiliate fails to make a required installment under Section 412(m) of the Code or any other payment required under

Section 412 of the Code or to pay any amount or amounts which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA on or before the due date; any application is filed by the Company or a Code Affiliate for a waiver of the minimum funding standard under Section 412 of the Code or Section 302 of ERISA; or any "reorganizations. (as defined in Section 418 of the Code or Title IV of ERISA) of any plan which is a Multiemployer Plan occurs; and each such instance individually, or any two or more such instances in the aggregate, could in your reasonable judgment be expected to result in liability of the Company or any Code Affiliate or ERISA Affiliate to the Internal Revenue Service, to the PBGC or to a Plan ("ERISA Liabilities") in an aggregate amount exceeding $10,000,000; or

         (k) any order, judgment or decree is entered in any proceedings by a court of competent jurisdiction against the Company or the Trustee decreeing that the ESOP, the ESOP Trust or the ESOP Transaction has not been properly established or consummated, as the case may be, and such order, judgment or decree remains unstayed and in effect for more than 60 days and no appeal is filed by the Company therefrom within 60 days of the time such order, judgment or decree first becomes appealable.

         (l) the occurrence of a Determination of Taxability as described in clause (v) of the second paragraph of section 8.2, or the ESOP Trusts fail to hold "employer securities" (within the meaning of Section 409(l) of the Code) at any time;

         7.2     Default Remedies.

         (a)     Acceleration -- If an Event of Default described in section 7.
(f) or (g) exists, all of the Notes at the time outstanding shall automatically become immediately due and payable at par together with interest accrued thereon without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company. If an Event of Default described in section 7.1(a) or (b) exists, any holder of a Note may, at its option, exercise any right, power or remedy permitted by law, including the right, by notice to the Company, to declare the Notes held by such holder to be immediately due and payable. If any other Event of Default exists, the holder or holders of at least 50% in outstanding principal amount of the Notes may, at its or their option, exercise any right, power or remedy permitted by law, including the right, by notice to the Company, to declare all the outstanding Notes to be immediately due and payable. Upon each declaration, the principal of the Notes declared due shall become immediately due and payable, together with all accrued interest and, to the extent permitted by law, a premium equal to the Make-Whole Premium Amount, and the Company will immediately make payment, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

         No course of dealing or delay or failure to exercise any right on the part of any holder of a Note shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers or remedies. The Company will pay or reimburse the holders of the Notes for all reasonable costs and expenses (including attorneys' fees) incurred by them in collecting any sums due on the Notes or in otherwise enforcing any of their rights.

         (b) Annulment of Acceleration -- In the event of each declaration pursuant to sec ion 7.2(a), the holder or holder of at least 66-2/3% in outstanding principal amount of the Notes may annul such declaration and its consequences if no judgment or decree has been entered for the payment of any amount due pursuant to such declaration and if all sums payable under the Notes and under this Agreement and the Other Agreements (except any principal or interest on the Notes which has become payable solely by reason of such declaration) shall have been duly paid.

         7.3 Other Remedies. If any Event of Default shall occur and be continuing, the holder of any Note also may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance or of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

SECTION 8. TAX PROVISIONS

         8.1     Interest Rate Adjustment; Tax Disallowances.

         (a) Interest Rate Adjustment. (i) In the event that at any time after the date hereof there is for any reason a change in the Federal Tax Rate or the Inclusion Rate, other than a change resulting from an event described in clause (ii) below, then in that event, the interest rate on the Notes shall be automatically adjusted (but not higher than 10.70% per annum), effective as of the effective date of change for each such change, to the rate per annum determined by multiplying the Initial Coupon Rate by the Adjustment Fraction.
A holder of a Note shall determine the adjusted interest rate on the Note held by it in accordance with the foregoing (which determination shall be conclusive and binding on the Company absent manifest error, provided that, on request by the Company, within 10 days after receiving such determination, such holder will deliver to the Company a copy of the calculations made in making such determination and, on request by the Company within 10 days after receiving such calculations, such holder will deliver calculations, obtained at the expense of the Company, of independent accountants selected by such holder confirming such determination).

         (ii) In the event that on or prior to December 31, 1989 legislation is enacted pursuant to which the exclusion of interest on the Notes from the Federal gross income of the holders of the Notes under section 133 of the Code is eliminated by repeal of such section or otherwise, the interest rate on the Notes shall be adjusted automatically to be 10.30% per annum, effective as of the effective date of such elimination. Each holder of a Note shall have the right, after the occurrence of such event, to surrender the Note or Notes then held by such holder to the Company, and upon such surrender the Company will at its expense execute and deliver in exchange for each such Note a new Note which states an interest rate per annum of 10.30% but is otherwise identical to such Note so surrendered.

         (iii) The Company unconditionally promises to pay interest on the Notes from the date of each change in interest rate on the Notes pursuant to clause (i) or (ii) above at the rate as so adjusted from time to time. If for any reason (e.g., a retroactive effective date) the effective date of change for any such change is prior to one or more payment dates for which payments were due and payable on the Notes, adjustments to payments are required under this section 8.1(a) and (A) the Company shall promptly upon demand by a holder of Note pay to such holder the amount by which interest computed at such rate or rates exceeds the amount of interest actually theretofore paid by the Company on the Notes or (B) such holder shall promptly upon demand for refund by the Company pay the amount by which the interest computed at such rate or rates is exceeded by the amount of interest theretofore paid by the Company on the Notes. The time at which any such payment must be made shall not be affected by any request by the Company pursuant to the proviso to clause (i) above or the fact that the calculations referred to in such proviso has not yet been delivered.

         (ii) The interest rate payable with respect to the Notes shall be the sum of (i) the Initial Coupon Rate (ii) any amounts payable under 8.1(b) and Section 8.2 that are denominated as interest payments and (iii) any interest rate adjustment pursuant to Section 3.1 and 8.1(a)(i) above.

         For the purposes of this section 8, the following terms shall have the meanings ascribed to them below:

         "Adjustment Fraction" shall mean the following fraction:

                             (.83)(1-F)/(.66)(1-XF)

Where F is the new Federal Tax Rate and X is the new Inclusion Rate, respectively, expressed as a decimal (in the case of any change in only one such factor then only such factor shall be changed and the remaining factor shall be the factor then in effect). The Adjustment Fraction will be rounded to three decimal places with rounding up if the fourth decimal place is .0005 or higher, and rounding down otherwise.

         "Federal Tax Rate" at any date shall mean, in the case of a holder of a Note that is a life insurance company, the maximum incremental percentage rate from time to time applicable to the taxable income of such company as determined under section 801 of the Code, or any successor thereto, and in the case of a holder of a Note that is any other Person, the maximum incremental percentage rate from time to time applicable to the taxable income of any ordinary business corporation imposed under section 11 of the Code, or any successor thereto. The maximum incremental percentage rate applicable with respect to a life insurance company and an ordinary business corporation at the Closing Date is 34%.

         "Inclusion Rate" shall mean the percentage of interest income received by a holder of a Note on securities acquisition loans which is not excludible from its gross income for Federal income tax purposes pursuant to section 133 of the Code. The Inclusion Rate shall be 100% if legislation repealing section 133 of the Code is enacted after December 31, 1989 and is effective with respect to the Notes.

         (b) Tax Disallowances. In the event that at any time (whether before or after payment of the Notes) a Change of Law shall occur which, in the reasonable opinion of a holder of a Note, results in any Tax Disallowance, the Company shall pay to such holder in immediately available funds at the time or times specified by such holder amounts that shall be equal to the sum of (i) any Federal income, excise or other tax, alternative minimum tax, levy or other cost, including, but not limited to, penalties, additions to taxes or interest related to any of the foregoing, related to the purchase, ownership or disposition of any Note that arises directly or indirectly, in whole or in part, as a result of such Change of Law (all such taxes to be calculated assuming that such holder is subject to the maximum statutory rate in effect for the tax year or years in which the Tax Disallowance occurs), plus (ii) an amount representing the time value of money for the period commencing ten days after such holder shall have given notice to the Company of its intention to pay, but in no event earlier than the date such holder shall have paid, any such tax, levy or other cost listed in clause (i) above and ending on the date payment hereunder is received by such holder (using a factor of 10.70% per annum) as applied to the amount of such payment, plus (iii) an amount which, after giving effect to all taxes attributable to the inclusion of such amount in the Federal taxable income of such holder, shall equal all taxes due on the payments set forth in clause (i), but only to the extent that such payments set forth in clause (i) are not items for which such holder is allowed a tax deduction. The determination of all amounts hereunder by such holder shall be conclusive and binding on the Company absent manifest error, Provided that, on request by the Company, within 10 days after receiving such determination, such holder will deliver to the Company a copy of the calculations made in making such determination and, on request by the Company within 10 days after receiving such calculations, such holder will deliver calculations, obtained at the expense of the Company, of independent accountants selected by such holder confirming such determination.

         For purposes of this section 8.1(b), the following terms shall have the meanings ascribed to them as follows:

         "Change of Law" shall mean, with respect to any holder, any amendment to the Code or other statute enacted by the Congress of the United States of America (other than a change in the Federal Tax Rate or the Inclusion Rate), or any temporary or final regulation promulgated by the Treasury Department, or any judicial or written administrative interpretation of any of the foregoing, after the date hereof or with an effective date after the date hereof, which, in the opinion of counsel chosen by such holder and reasonably acceptable to the Company, (a) reduces the amount of interest on the Notes or on any interest in such Notes which is excluded from such holder's Federal gross income under section 133 of the Code (or any successor provision) or changes the treatment of such interest as provided in section 812(g) of the Code (or any successor provision); (b) imposes any Federal tax (including, but not limited to, minimum preference or excise taxes) upon, extends any such tax to, or otherwise increases such holder's liability for any such tax solely and directly as a result of owning, acquiring or disposing of, obligations the interest on which is partially exempt from Federal income taxation under section 133 of the Code (or any successor provision); (c) limits the availability of any deduction, credit, exclusion or other allowance in computing such holder's liability for any tax allowable to such holder solely and directly as a result of owning, acquiring or disposing of obligations the interest on which is partially exempt from Federal income taxation under section 133 of the Code (or any successor provision); or (d) results in such holder's disqualification as an entity with respect to which an interest exclusion is permitted under section 133 of the Code (or any successor provision) with respect to such holder's Note, provided that such holder was a Qualified Holder (as defined in section 8.4) immediately prior to such Change of Law, and provided further that under no circumstances shall a Change of Law be deemed to have occurred as a result of the gross negligence or willful misconduct of any holder relating to purely ministerial or reporting requirements.

         "Tax Disallowance" shall mean (with respect to any holder of a Note)
(a) any direct or indirect limit on the availability of any deduction (including, but not limited to, any net operating loss deduction), exclusion (including, but not limited to, the exclusion provided in section 812(g) of the Code), credit or other allowance that would, but for the Change of Law, have been allowable in computing such holder's liability for any Federal tax, whether currently in existence or not, including, but not limited to, the tax imposed under section 11 of the Code, or any successor thereto, (b) the direct or indirect imposition of any Federal tax or levy of any nature (including, but not limited to, preference, excise or alternative minimum taxes), (c) the increase in any rate of Federal tax, rate of inclusion of any item of adjustment to the alternative minimum taxable income of such holder, or levy upon such holder (including, but not limited to, preference, excise or alternative minimum taxes) on some or all of the payments on the Notes, (d) a disqualification of such holder as an entity with respect to which an interest exclusion is permitted under section 133 of the Code (or any successor provision) or (e) any reduction in the net after-tax yield on any Note to such holder, based upon a fully taxable Note using the then current Federal Tax Rate and Inclusion Rate in section 8.1(a) and excluding the effect of being able to deduct any state or local taxes.

         8.2 Determination of Taxability. In the event that a Determination of Taxability shall occur with respect to a holder of a Note, the Company agrees, anything contained in the Notes or herein to the contrary notwithstanding, that the interest rate applicable to the Notes shall be adjusted, retroactive to the Closing Date (or if any Note was originally entitled to the benefits of section 133 of the Code but ceased to be so entitled, then retroactive to the date such Note ceased to be entitled to the benefits of section 133 of the Code or any successor thereto), to 10.70% per annum, and the Company shall promptly upon demand of such holder pay to such holder (a) the amount by which interest computed at such rate or rates exceeds the amount of interest actually theretofore paid by the Company on the Notes from the date of issuance (or, if later, the date on which the Notes ceased to be entitled to the benefits of section 133 of the Code), plus (b) all penalties, additions to taxes, interest attributable to any deficiencies in the Federal income tax liability of such holder, or other costs directly resulting from the Note not being entitled to the benefits of section 133 of the Code, section 812(g) of the Code or any successor thereto, plus (c) an amount representing the time value of money for the period commencing 30 days after such holder shall have given notice to the Company of its intention to pay, but in no event earlier than the date such holder shall have paid, any payment of the amounts set forth in clause (b) above and ending with respect to each such amount on the date the holder receives each such payment from the company pursuant to clause (b) above (using a factor of 10.70% per annum), applied to the amount of such payment, plus (d) an amount which, after giving effect to all Federal, state and local taxes attributable to the receipt such amount or inclusion of such amount in income shall equal all such taxes due on the payments set forth in clause (b), but only to the extent that such Payments set forth in such clause are not items for which such holder is allowed a tax deduction.

         For purposes of this section 8.2 and section 8.3(c), "Determination of Taxability" shall mean a determination reasonably made by a holder of a Note that the transaction evidenced by any Note does not constitute a securities acquisition loan for purposes of section 133 of the code or any successor thereto or that the interest income on any Note is not entitled to the benefits of section 133 of the Code or section 812(q) of the Code or any successor thereto, other than on account of a Change of Law. A Determination of Taxability shall only be made following the occurrence of one of the following events:

                 (i) subject to the provisions of section 8.3, the issuance to such holder of a revenue agent's report or notice of proposed adjustment or a notice of deficiency issued to such holder by the Internal Revenue Service (an "IRS Notice") with respect to the inclusion in gross income of more than that percentage of the interest on the Notes which is equal to the excess of 100% over the Statutory Exclusion (as such term is defined in section 8.4);

                 (ii) the occurrence of a final decision, judgment, decree or other order by the Tax Court or by any other court of competent jurisdiction with respect to such holder which is not appealable or with respect to which the time for appeal has expired;

                 (iii) the failure to provide such holder with a Qualifying opinion of Counsel within 30 days following the receipt by the Company of a request therefor under section 8.4;

                 (iv) the execution of a closing agreement by such holder under section 7121 of the Code (or any successor provision); or

                 (v) (A) the issuance by the Internal Revenue Service of a final adverse determination or a final notice of disqualification under sections 4975(e)(7) and 401(a) of the Code to the Company, from which all administrative and judicial appeals have been exhausted, or withdrawal by the Company of its request to issue a favorable determination letter under such sections, or(B) the failure of the Internal Revenue service to issue a favorable determination letter with respect to either of the ESOPs under such sections within 24 months (increased by any period of time during such 24-month period during which the Internal Revenue Service was not issuing determination letters) from the Closing Date,provided that a Determination of Taxability shall not be deemed to have occurred if, not later than the last day of such 24-month period, and not later than the last day of each six-month period thereafter (unless the Company, prior to the end of such six-month period thereafter, shall have obtained and delivered to the holders of the Notes such a determination letter), a written opinion, obtained at the Company's expense, of recognized tax counsel reasonably satisfactory to the Required Holder(s) stating that there is no issue related to the Company's qualification which should cause the Internal Revenue Service not to issue such determination letter.

Notwithstanding the foregoing provisions of this paragraph, a Determination of Taxability shall be deemed not to have occurred as to any Note if the interest exclusion of section 133 of the Code is unavailable to any holder of a Note by reason of (i) the failure of such holder at any time to qualify as an entity described in section 133 (a) of the Code, (ii) such holder being or becoming an employer of any employee covered by the Plan (within the meaning of such term used in section 133(b)(2)(B) of the Code), (iii) such holder being or becoming a member of the same "controlled group of corporations" (within the meaning of such term used in section 133(b)(4) of the Code) as the Company or (iv) any other act or failure to act by such holder which would cause the interest exclusion of section 133 of the Code (as in effect on the date hereof) not to be available to such holder.

         8.3     Contest of Tax.

         (a) The determination of whether and to what extent it shall be appropriate (i) to enter into discussions with, and make submissions to, the internal Revenue Service in respect to any inquiry or claim questioning the exclusion from gross income of any holder of a Note of the Statutory Exclusion (as such term is defined in section 8.4) of the interest accrued or received on such holder's Note (an "Exclusion Claim"), or (ii) to pay any asserted deficiency in respect of an Exclusion Cl-aim or to file a claim for refund in respect thereof or to prosecute any appeals from any adverse determinations in respect thereof, shall in each case be determined in good faith by and shall be in the sole discretion of such holder. In connection with the foregoing, such holder shall notify the Company in writing of any Exclusion Claim and shall use its best efforts to keep the company advised of any Exclusion Claim and the status thereof, and will permit the Company to suggest appropriate responses and actions that may reasonably be made and taken by such holder in respect thereof, but the decision as to such responses and actions shall be solely that of such holder and the holder shall have the sole right to control all proceedings relating thereto, having due regard for its entire tax position on all open matters and not just those matters relating to the Exclusion Claim. For the purposes of this section 8.3, the right of a holder to control any proceeding shall mean the right to control the submission and content of documentation, protests, memoranda of fact and law and briefs, the conduct of oral arguments or presentations, the selection of witnesses and the negotiation of stipulations of fact, all as may be appropriate in proceedings before the Internal Revenue Service, the Tax Court, Claims Court, a Federal District Court or any court of appellate jurisdiction, as the case may be. The holder may in its sole discretion settle or compromise any Exclusion Claim, provided the holder gives the Company notice of its intention to settle or compromise the Exclusion Claim. If, after receiving the notice referred to in the preceding sentence and within 45 days of the selection of counsel, the Company provides the holder with an opinion, reasonably satisfactory to the holder, of nationally recognized counsel, independent of the ESOPs and the Company and reasonably satisfactory to the holder, that it is highly probable that the holder would prevail in litigation with respect to such Exclusion Claim, then, if the holder settles or compromises the Exclusion Claim, to the extent payment was made by the Company under paragraph 8.2, the holder shall be deemed to have received a refund in the amount of such payment, and shall immediately return such amount to the Company; to the extent payment was not made, the Determination of Taxability giving rise to the disallowance shall be deemed not to have occurred. Alternatively, if the Company provides the holder with an opinion, reasonably satisfactory to the holder, of nationally recognized counsel, independent of the ESOPs and the Company and reasonably satisfactory to the holder, that it is more likely than not that the holder would prevail in litigation with respect to such Exclusion Claim, then, if the holder settles or compromises the Exclusion Claim, if the amount paid by Company pursuant to paragraph 8.2 exceeds 60% of the amount payable pursuant to paragraph 8.2, the holder shall pay such excess to the Company; and if 60% of the amount payable pursuant to paragraph 8.2 exceeds the amount paid by the Company pursuant to paragraph 8.2, the Company shall pay the amount of such excess to the holder in complete accord and satisfaction of its obligations as to such issue under paragraph 8.2.

         (b) Should any holder determine to take any action with respect to any Exclusion Claim, the Company shall reimburse and hold harmless such holder on an after-tax basis for all out-of-pocket expenses incurred in connection therewith, including, without limitation, all fees and disbursements of attorneys, accountants and expert witnesses; provided, however, that if the Company gives such holder written notice that the Company does not want such holder to contest such Claim and pays such holder the amounts due under this section 8, the Company will not be responsible for any expenses incurred after receipt of such notice by such holder.

         (c) If the Company shall make any payment to any holder pursuant to section 8.1(b) or 8.2 and such holder shall thereafter receive a refund or credit of tax pursuant to section 6402 of the Code for any taxable year to which such payment related in respect of a claim that part of the interest on the Notes to which such payment related was excludible from such holder's Federal gross income, such holder shall pay to the Company, promptly upon its receipt of such refund or credit, the sum of:

                 (i) an amount equal to the amount previously paid to such holder as reimbursement for tax pursuant to section 8.1(b) or 8.2 with respect to the interest on the Notes for such taxable year to which such claim for refund related (the "Disputed Interest") multiplied by a fraction (not greater than one) the numerator of which is the lesser of the amount of the refund or credit received and the tax paid with respect to the Disputed Interest and the denominator of which is the amount of tax paid by such holder with respect to such Disputed Interest; and

                 (ii) the amount of any refunds of amounts under section 8.2(b) that had been paid with respect to such Disputed Interest and with respect to which such holder had been paid pursuant to section 8.1(b) or 8.2.

         For purposes of this section 8.3(c), a holder shall be treated as receiving a refund to the extent any amount previously paid by the Company pursuant to section 8.2 is no longer in dispute (as determined below) and such amount shall be paid to the Company if (a) in the case of a Determination of Taxability resulting solely from an event described in item (iii) of the definition of Determination of Taxability, upon such holder's receiving a Qualifying opinion of Counsel (as such term is defined in section 8.4) and (b) in the case of a Determination of Taxability resulting solely from the issuance to such holder of an IRS Notice, upon the abandonment, settlement or final determination favorable to such holder of the relevant claims or adjustments in such IRS Notice. The amount no longer in dispute with respect to an event described in item (iii) of the definition of Determination of Taxability shall be the amount or amounts specified in such opinion of counsel and with respect to an event described in item (i) of the definition of Determination of Taxability shall be the amount or amounts relating to the claim or adjustment asserted in the IRS Notice which the Internal Revenue Service has abandoned or agreed not to prosecute further or for which there is a final determination favorable to such holder, but in no event greater than the amount previously paid by the Company pursuant to section 8.2. Notwithstanding the foregoing, to the extent that any refund is received by any holder after the delivery by the Company to such holder of a notice that the Company does not want the holder to pursue any contest, the Company shall not be entitled to any portion of such refund.

         8.4 Request for Qualifying Opinion of Counsel. If any Qualified Holder determines in good faith after consultation with counsel that there is a substantial likelihood for any reason whatsoever that such Qualified Holder will be required to include more than that percentage of the interest on the Notes which is equal to the excess of 100% over the Statutory Exclusion in its gross income, such Qualified Holder shall be entitled to request a Qualifying opinion of Counsel with respect to interest on the Notes for a period commencing with the date of issuance of the Notes and continuing through the date of such request or for any lesser period specified in such Qualified Holder's request. If such a request is made, such Qualified Holder shall supply the counsel rendering such opinion with such information as may be reasonably requested by such counsel in order for it to form a basis for rendering the opinion requested.

         For purposes of this section 8.4, the following terms shall have the meanings ascribed to them as follows:

         "Qualified Holder" shall mean any holder of a Note who qualifies for the exclusion from gross income under section 133 of the Code or any successor provision.

         "Qualifying Opinion of Counsel" shall mean a written opinion, provided at the expense of the Company, of recognized tax counsel, selected by the Company and reasonably satisfactory to the holder seeking such opinion under this section 8.4, to the effect that interest on the Notes in an amount equal to the Statutory Exclusion is excludible from such holder's gross income.

         "Statutory Exclusion" shall mean the percentage of interest received by a Qualified Holder or accrued on the Notes at the time held by a Qualified Holder that would at the time in question be excludible from gross income of such Qualified Holder pursuant to section 133 of the Code (or any successor provision), assuming that the Notes satisfied the conditions of such section.

         8.5 Successors and Assigns. Any Person at any time holding any Note shall be entitled to the benefits of this section 8, and each Person which at any time shall be a holder of any Note in accordance with section 10.3 shall be entitled to the benefits of this section 8 for the period in which such Person be such a holder and in which the provisions of this section 8 would be applicable to such Note.

SECTION 9.  INTERPRETATION OF THIS AGREEMENT

         9.1 Terms Defined. As used in this Agreement (including Attachments), the following terms have the respective meanings set forth below or in the section indicated:

         "Affiliate" shall mean any Person directly or indirectly controlling or controlled by or under common control with the Company or any Subsidiary, provided that, for purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock or by contract or otherwise, and provided further that you shall be deemed not to be an Affiliate of the Company, the Company or any of its Subsidiaries.

         "Agreement" shall mean this Note Agreement, dated as of June 16, 1989, between the Company and you (including Attachments), as amended or modified from time to time in accordance with the provisions hereof.

         "Business Day" shall mean any day except a Saturday, a Sunday or other day on which commercial banks in New York City are required or authorized by law to be closed.

         "Change in Control" shall mean the actual occurrence of any of the following: (i) any Person or group of related Persons shall purchase or otherwise acquire in one or more transactions (a) beneficial ownership of more than 50% of the outstanding Voting Stock of the Company or (b) all or substantially all of the assets of the company; (ii) at any time within a two-year period, a majority of the members of the Board of Directors of the Company shall cease to serve in such capacity; or (iii) the Company shall consolidate with or merge with any Person (other than a Subsidiary) pursuant to one or more transactions in which shares of Voting Stock of the Company are changed or exchanged; and at the time of the occurrence of any such event described in clauses (i) through (iii) above, or at any time within the six months prior to the occurrence thereof if related to the occurrence of such event, or at any time within the six months after the occurrence of such event, a Downgrade Event or a Further Downgrading occurs.

         "Closing Date" section 1.2.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Code Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Company is treated as a "single employer" under subsection (b), (c), (m), (n) or (o) of section 414 of the Code.

         "Company Shares" shall mean shares of Common Stock, par value $1.00 per share, of the Company issued on the Closing Date.

         "Debt" section 6.1

         "Default" shall mean any event or condition that, with the passage of time or giving of notice or both, would become an Event of Default.

         "Domestic Subsidiary" shall mean any Subsidiary which owns a Principal Property.

         "Downgrade" shall be deemed to have occurred in the event the Company's long-term senior unsecured indebtedness shall be rated less than "Ba2" and "BB" by Moody's and Standard & Poor's, respectively (or in either case, the comparable ratings then in existence) or shall be so rated by only one or neither of such rating agencies if the Company has not delivered the notice required by clause (B) or (C) of section 3.2(a)(iii) within the period of time specified in such clause (B) or (C), or the Company has not obtained a private credit rating as specified in section 3.2(a)(iii)(D)(y) or the Company has obtained the private credit rating or ratings as specified in section 3.2(a)(iii)(D)(z).

         "Downgrade Event" shall be deemed to have occurred in the event the Company's long-term senior unsecured indebtedness shall be rated less than "Baa3" by Moody's and less than "BBB-" by Standard & Poor,s (or in either case, the comparable ratings then in existence) or shall be so rated by only one or neither of such rating agencies if the Company has not delivered the notice required by clause (B) or (C) of section 3.2(a)(iii) within the period of time specified in such clause (B) or (C), or the Company has not obtained a private credit rating as specified in section 3.2(a)(iii)(D)(y) or the Company has obtained the private credit rating or ratings as specified in section 3.2(a)(iii)(D)(z).

         "Downgrade Event Adjustment" shall mean the product of 1.00% and ESOP Adjustment Factor. The Downgrade Event Adjustment shall be redetermined each time there is a change in the ESOP Adjustment Factor, which shall be each time there is a change in either "F" or "X" (as defined in the definition of "ESOP Adjustment Factor").

         "Downgrade Readjustment" shall mean the product of 1.00% and the ESOP Adjustment Factor. The Downgrade Readjustment shall be redetermined each time there is a change in the ESOP Adjustment Factor, which shall be each time there is a change in either "F" or "X" (as defined in the definition of "ESOP Adjustment Factor").

         "Environmental Laws" shall mean all provisions of law, statutes, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning the protection of the environment, the air, the waters and ground water contamination.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, including all regulations from time to time promulgated thereunder.

         "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Company would be deemed to be a "single employer" within the meaning of section 414(b) or (c) of the Code.

         "ESOPs" shall mean the Mapco Inc. and Subsidiaries Profit Sharing and Savings Plan, effective July 1, 1987, as amended and restated effective January 1, 1989, and any successor thereto, and the Mapco Coal Inc.'s and Subsidiaries Profit Sharing and Savings Plan, effective January 1, 1963, as amended and restated effective as of July 1, 1989, and any successor thereto.

         "ESOP Adjustment Factor" shall mean the fraction resulting from the f flowing formula:

                                     (1-F)
                                     ------
                                     (1-XF)

Where
F = the maximum Federal Tax Rate as of the date of calculation, and

X = the Inclusion Rate as of the date of calculation.

         "ESOP Documents" shall mean the ESOPs, Trust Agreements, ESOP Loan Agreements, ESOP Notes and the Stock Purchase Agreements.

         "ESOP Loan Agreements" shall mean the substantially identical Loan Agreements between the Company and the Trustee in form and substance satisfactory to you as provided in section 1.4(d), but in any event containing
(i) such terms and conditions as are necessary or desirable to qualify the loan or loans made thereunder as an "exempt loan" under Tress. Reg. Section 54.4975-7, and (ii) subject to the requirements referred to in clause (i) above, terms sufficiently parallel to the terms of this Agreement to permit the extension of credit represented by the Notes to qualify as a "securities acquisition loan" within the meaning of Section 133(b) of the Code.

         "ESOP Notes" shall mean the promissory notes payable to the Company executed and delivered by the Trustee on behalf of the ESOPs in connection with the ESOP Transactions and substantially in the form of Exhibit A to each of the ESOP Loan Agreements.

         "ESOP Transactions" shall mean the loans by the Company to the ESOPs on the date of the closing in an aggregate principal amount of no more than $85,000,000 pursuant to the ESOP Loan Agreements and the purchase by the Trustee of the Company Shares on such dates pursuant to the terms of the Stock Purchase Agreements.

         "ESOP Trusts" shall mean the trusts forming part of the ESOPs created under the Trust Agreements.

         "Event of Default" section 5.1.

         "Event Period" shall mean the period commencing on the Closing Date an ending on the later of (a) the third anniversary of the closing Date and (b) the last day of the 18-month period specified in section 3.1.

         "Further Downgrading" shall mean that either Moody's or Standard & P:or a has downgraded the Company's long-term senior unsecured debt at any time within six months of the occurrence of any event described in clauses (i) through (iii) in the definition of "Change in Control" and, after such downgrading, is rated less than "Baa3" by Moody's and less than "BBB-" by Standard & Poor's (or, in either case, the comparable ratings then in existence).

         "Initial Coupon Rate" section 1.1.

         "Make-Whole Premium Amount" shall mean a premium, determined as of the date of any prepayment of a Note pursuant to section 2.2, any purchase of a Note by the Company pursuant to section 3.2 or any acceleration of a Note or the Notes pursuant to section 7.2, equal to the amount (but not less than zero) obtained by subtracting (a) the sum of the unpaid principal amount of such Note (or portion thereof) being prepaid, purchased or accelerated and the amount of interest accrued thereon to the payment date, from (b) the sum of the Current Values of all amounts of principal of and interest on such Note (or portion thereof) (using an assumed interest rate equal to 10.70% per annum for interest accruing after the payment date, regardless of the actual rate of interest then applicable to such Note) being paid that would otherwise have become due on and after the date of such determination if such Note were not being prepaid, accelerated or purchased.

         The "Current Value" of the amount of principal and interest payable on a Note means such amount discounted (on a semiannual basis) to its present value on the date of such prepayment, acceleration or purchase, in accordance with the following formula:

         Current Value = Amount Payable
                         ---------------
                          (1 + d/2)n

where "d" is the sum of (1) the Treasury Yield per annum, expressed as a decimal, and (2) 0.50%, and "n" is an exponent (which need not be an integer) equal to the number of semiannual periods and portions thereof (any such portion of a period to be determined by dividing the number of days in such portion of such period by 180) between the date of such prepayment, acceleration or purchase and the due date of the amount payable. For such purpose the due date of any amount of principal of or interest on a Note being paid means the date or dates as of which such amount is scheduled to be paid, taking into account, if applicable, the relevant provisions of section 2 with respect to the manner in which partial prepayments shall be applied.

         The "Treasury Yield" shall be determined by reference to the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available no more than five Business Days prior to the date fixed for payment (or, if such statistical Release is no longer published, any publicly available source of similar market data), and shall be the most recent weekly average yield on actively traded U.S. Treasury securities adjusted to a constant maturity equal to the Remaining Life of the Notes. The "Remaining Life of the Notes" shall equal, at any date of prepayment, acceleration or purchase, the number of years obtained by dividing (x) the then outstanding principal amount of the Notes being prepaid into (y) the sum of the products obtained by multiplying (A) the amount of each then remaining principal payment, including the payment at final maturity, in respect of the Notes, by (B) the number of years (calculated to the nearest one-twelfth) @hat will elapse between such date and the date on which such payment is to be made (assuming for purposes of clauses (A) and (B) that any optional prepayment of any Note pursuant to section 2.2, any purchase of any Note pursuant to section 3.2, or any acceleration of a Note or the Notes pursuant to section 7.2, as applicable, in respect to which the Make-Whole Premium Amount is then being determined, had not occurred). If the Remaining Life of the Notes is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of (as) the actively traded U.S. Treasury security with a maturity closest to and less than the Remaining Life of the Notes and (bb) the actively traded U.S. Treasury security with a maturity closest to and greater than the Remaining Life of the Notes, except that if the Remaining Life of the Notes is less than three months, the weekly average yield on actively traded U.S. Treasury securities adjusted to a constant maturity of three months shall be used. The Treasury Yield shall be computed to the fifth decimal place (one thousandth of a percentage point) and then rounded to the fourth decimal place (one hundredth of a percentage point).

         "Moody's" shall mean Moody's Investors Service, Inc. and any successor thereto which is a nationally recognized rating agency or, if neither Moody's Investors Service, Inc. nor any such successor shall remain in the business of rating long-term corporate debt obligations, a nationally recognized rating agency in the United States of America selected by the Required Holder(s).

         "Mortgage" and "Mortgages" section 6.1.

         "Multiemployer Plan" shall mean any Plan that is a I.multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

         "Notes" section 1.1.

         "Option Event" section 3.1.

         "Other Agreements" section 1.1.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or a governmental agency or political subdivision.

         "Plan" shall mean an "employee pension benefit plan" (as defined in section 3(2) of ERISA) which is or has been established and maintained, or to which contributions are or have been made, by the Company, or an employee pension benefit plan as to which the Company or any of its Code Affiliate would be treated as a contributory sponsor under section 4069 of ERISA if it were to be terminated.

         "Principal Property" shall mean (a) any interest in property located in the United States of America which is capable of producing crude oil, natural gas liquids or coal in paying quantities, (b) any pipeline of four-inch diameter or larger located within the United States of America (including without limitation all real and personal property required for the use of such pipeline) and (c) any refining or manufacturing facility (including, in each case, the equipment therein but excluding related transportation or marketing facilities) and any propane outlets or service stations located within the United States of America, in each case whether owned at November 15, 1982 or thereafter acquired (other than any facility acquired after November 15, 1982 principally for the control or abatement of atmospheric pollutants or contaminants, or water, noise, odor or other pollution, or any facility financed from the proceeds of pollution control or revenue bonds), having a gross book value (without deduction of any applicable depreciation reserves) on the date as of which the determination is being made of more than one half of one percent of Consolidated Net Tangible Assets.

         "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Purchasers" section 4.1.

         "Qualification Date" shall mean the earlier of the following dates:
(i) the date on which the Company and the ESOPs shall receive, after the exhaustion of all legal remedies, a final determination that the Plans fail to qualify under Section 401(a) of the Code or are not "employee stock ownership plans" within the meaning of section 4975(e)(7) of the Code or that the trusts under the Trust Agreements fail to meet the requirements for tax exemption under section 501(a) of the Code; or (ii) the last day of the 24-month period immediately following the Closing Date (increased by any period of time during such period in which the Internal Revenue Service was not issuing determination letters), provided that a Qualification Date shall not be deemed to have occurred if, not later than the last day of such 24-month period, and not later than the last day of each six-month period thereafter (unless the Company, prior to the end of such six-month period thereafter, shall have obtained and delivered to the holders of the Notes such a determination letter), the Company shall have delivered to the holders of the Notes a written opinion, obtained at the Company's expense, of recognized tax counsel reasonably satisfactory to the Required Holder(s) stating that there is no issue related to the Company's qualification which should cause the Internal Revenue Service not to issue such determination letter.

         "Readjustment Event" shall be deemed to have occurred if the Company's long-term senior unsecured indebtedness is upgraded by Moody's and Standard & Poor's to a rating of at least "Baa3" and "BBB-", respectively (or, in either case, the comparable ratings then in existence).

         "Required Holder(s)" shall mean at any time, the holder or holders of 75% of the then outstanding aggregate principal amount of the Notes.

         "Security" shall have the same meaning as in section 2(l) of the Securities Act of 1933, as amended.

         "Significant Subsidiary" shall mean Mapco Coal Inc., MAPCO Transportation Inc., MAPCO Petroleum Inc., MAPCO Gas Products Inc. and any Subsidiary which meets the definition of "Significant Subsidiary" set forth in Rule 1-02 of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended.

         "Significant Subsidiary Default" shall mean the occurrence at any time during the Event Period of (i) the failure by any Significant Subsidiary to make, at final maturity thereof, one or more payments due on indebtedness for borrowed money, which payment or payments are in an aggregate amount exceeding $10,000,000; or (ii) any event shall occur or any condition shall exist, the effect of which event or condition is to cause (or permit one or more Persons to cause, and such Person or Persons shall have caused) more than $10,000,000 of aggregate indebtedness for borrowed money of any Significant Subsidiary to become due before its (or their) stated maturity or before its (or their) regularly scheduled dates of payment, provided that, (y) in respect of indebtedness for borrowed money of any Significant Subsidiary that (A) is in existence on the date hereof or is hereafter assumed (including assumption by operation of law) by any Significant Subsidiary from a Person that is not an Affiliate (or is hereafter assumed from a Person that is an Affiliate and is in existence on the date hereof) and (B) provides for automatic acceleration of such indebtedness upon the occurrence of a default under any agreement governing such indebtedness without notice to such Significant Subsidiary, no Significant Subsidiary Default shall exist following such a default until the Person to which such indebtedness is owed shall have notified such Significant Subsidiary or taken other action to indicate that such acceleration has actually occurred and (z) no Significant Subsidiary Default shall exist unless at the time of the occurrence of such event or as a result of the occurrence of such event a Downgrade Event exists or occurs.

         "Standard & Poor's" shall mean Standard & Poor's Corporation and any successor thereto which is a nationally recognized rating agency or, if neither Standard & Poor's Corporation nor any such successor shall remain in the business of rating long-term corporate debt obligations, a nationally recognized rating agency in the United States of America selected by the Required Holder(s).

         "Stock Purchase Agreements" shall mean the substantially identical Stock Purchase Agreements, dated as of June 16, 1989, between the Company and the Trustee.

         "Subsidiary" shall mean any corporation or other entity at least a majority of the outstanding voting shares of which is at the time directly or indirectly owned or controlled (either alone or through Subsidiaries or together with Subsidiaries) by the Company or another Subsidiary.

         "Trust Agreements" shall mean the Mapco Inc. and Subsidiaries Profit Sharing and Savings Trust Agreement, as amended and restated effective as of January 1, 1989, and the Mapco Coal Inc.'s Subsidiaries Profit Sharing and Savings Trust, as amended and restated effective as of July 1, 1989, both between the Bank of Oklahoma, N.A. and the Company, as the same may have been and may in the future be, from time to time amended or supplemented in accordance with its terms.

         "Trustee" shall mean the Bank of Oklahoma, N.A. or its successors, as trustee under the Trust Agreements.

         "Voting Stock" shall mean Securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing similar functions) of any Person.

         9.2 Directly or Indirectly. Where any provision in this Agreement refers to any action which any Person is prohibited from taking, the provision shall be applicable whether the action is taken directly or indirectly by such Person, including actions taken by, or on behalf of, any partnership in which such Person is a general partner and all liabilities of such partnerships shall be considered liabilities of such Person under this Agreement.

         9.3 Governing Law. This Agreement and the Notes shall be governed by and construed in accordance with New York law.

SECTION 10. PURCHASER'S SPECIAL RIGHTS

         10.1 Direct Payment. The Company agrees that, notwithstanding any provision in this Agreement or the Notes to the contrary, it will pay all sums becoming due to any institutional holder of Notes in the manner provided in Attachment A or in any other manner as any institutional holder may designate to the Company in writing (without presentment of or notation on the Notes). Any holder of a Note which elects the benefit of this section agrees that, in the event of a transfer of its Notes, (a) a notation will be made thereon of all principal, if any, paid on its Notes, and the date to which interest has been paid, and (b) notice will be given to the Company of the name and address of the transferee of the transferred Notes.

         10.2 Issue Taxes. The Company will pay all transfer, stamp and similar taxes in connection with the issuance and sale of the Notes and in connection with any modification of the Notes and will save you harmless against any and all liabilities relating to such taxes.

         10.3 Registration of Notes. The Company will cause to be kept registers for the registration and transfer of the Notes. The names and addresses of the holders of the Notes, and all transfers of the name and addresses of the transferees of such Notes, will be registered in the applicable register. The Person in whose name any Note is registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement, and the Company shall not be affected by any notice or knowledge to the contrary.

         10.4 Exchange of Notes. Upon surrender of any Note to the Company, the Company, upon request, will execute and deliver at the Company's expense (except as provided below), new Notes, in denominations of at least $50,000 (except as may be necessary to reflect any principal amount not evenly divisible by $50,000), in an aggregate principal amount equal to the outstanding principal amount of the surrendered Note. Each new Note shall be payable to any Person as the surrendering holder may request. Each new Note shall be dated and bear interest from the date to which interest has been paid on the surrendered Note or dated the date of the surrendered Note if no interest has been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any transfer.

         10.5 Replacement of Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Note (provided that if the holder of the Note is an institutional holder, a certificate signed by an officer thereof as to such loss, theft or destruction shall be deemed to be reasonably satisfactory evidence to the Company) and

                 (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of the Note is you or any solvent institutional holder of recognized standing, its own agreement of indemnity shall be deemed to be reasonably satisfactory to the Company), or

                 (b) in the case of mutilation, upon surrender and cancellation of the Note, the Company at its expense will execute and deliver a new Note, dated and bearing interest from the date to which interest has been paid on the lost, stolen, destroyed or mutilated Note or dated the date of the lost, stolen, destroyed or mutilated
         Note if no interest has been paid thereon.

SECTION 11.  MISCELLANEOUS

         11.     Notices.

         (a) Except as otherwise explicitly provided in this Agreement, all notices and other communications under this Agreement or under the Notes will be in writing and will be telecopied (followed by written confirmation of receipt), hand delivered, delivered by overnight courier, or mailed by registered or certified mail, postage prepaid:

                 (i) if to you, in the manner provided in Attachment A or in any other manner as you may have most recently advised the Company in writing, or

                 (ii) if to the Company, to the attention of the Secretary and the Treasurer, at 1800 South Baltimore
         Avenue, Tulsa, Oklahoma 74119.

         (b) Any notice so addressed and (i) telecopied or hand delivered, shall be deemed to be given the same day such notice is telecopied (and followed by oral confirmation of receipt) or hand delivered, (ii) delivered by overnight courier, shall be deemed to be given the next Business Day after such notice is so delivered, or (iii) mailed by registered or certified mail, shall be deemed to be given three Business Days after such notice is mailed.

         11.2 Reproduction of Documents. This Agreement and all related documents, including (a) consents, waivers and modifications which may subsequently be executed, (b) documents received by you at the closing of your purchase of the Notes (except the Notes themselves), and (c) financial statements, certificates and other information previously or subsequently furnished to you, may be reproduced by you or the Company by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and you or the Company may destroy any original document so reproduced. You and the Company agree and stipulate that any such reproduction shall, to the extent permitted by applicable law, be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not the reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of the reproduction shall likewise be admissible in evidence.

         11.3    Purchase for Investment; Source of Funds.

         (a) You represent to the Company that you are purchasing the Notes for your own account for investment and with no present intention of distributing or reselling any of the Notes, but without prejudice to your right at all times to sell or otherwise dispose of all or part of the Notes under an effective registration statement under the Securities Act of 1933, as amended, or under an exemption from registration available under that act and provided that the disposition of your Property shall at all times be and remain in your control.

         (b) You represent that no part of the funds to be used by you to pay the purchase price of the Notes purchased by you hereunder constitutes assets allocated to any separate account maintained by you in which any employee benefit plan (or its related trust) has any interest. As used in this section 11.3(b), the terms "employee benefit plan" and .,separate account" shall have the respective meanings assigned to such terms in section 3 of ERISA.

         11.4 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties except that your obligation to purchase the Notes (as provided in section 1.2) shall be a right which is personal to the Company and such right shall not be transferable or assignable by the Company to any other Person (including successors at law) whether voluntarily or involuntarily. The provisions of this Agreement and the Other Agreements are intended to be for the benefit of all holders, from time to time, of a Note, and shall be enforceable by any holder, whether or not an express assignment of rights under this Agreement has been made by you or your successor or assign,

         11.5 Amendment and Waiver. This Agreement and the Other Agreements may be amended, and the observance of any term of this Agreement and the Other Agreements may be waived, with (and only with) the written consent of the Company and the holders of 66-2/3% of the outstanding principal amount of the Notes, provided that no amendment or waiver of any of the provisions of sections 1, 2, 3, 4, 6, 8 and 10 shall be effective as to any holder of a Note unless consented to by such holder in writing, and provided further that no amendment or waiver shall, without the written consent of the holders of all the outstanding Notes, (i) change the amount or time of any prepayment, payment of principal or premium or, subject to section 8, the rate or time of payment of interest, (ii) amend section 7 or (iii) amend this section 11.5(a). Executed or complete and correct copies of any amendment or waiver effected pursuant to the provisions of this section 11.5(a) shall be delivered by the Company to each holder of an outstanding Note promptly following the date on which the same shall become effective.

         11.6 Duplicate Originals. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

         11.7 Survival of Covenants and Representations; Survival of Indemnification. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes. The indemnification provided in section 8 shall survive the payment of the Notes.

         11.8 Severability. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts, or portion which may, for any reason, be hereafter declared invalid.

         If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart of this Agreement and return a counterpart to the Company, whereupon this Agreement will become binding between us in accordance with its terms.


                                 Very truly yours,

                                 MAPCO INC.

                                 By       /s/ James J. Davis
                                    -----------------------------
                                    Vice President and Treasurer

                 The foregoing Agreement is hereby accepted as of the date first above written.


                                  IDS LIFE INSURANCE COMPANY

                                  By:    /s/ ReBecca Roloff
                                      -------------------------------
                                  Name:    ReBecca Roloff
                                         ----------------------------
                                  Title:  Executive Vice President
                                          ---------------------------
                                           Insurance Operations

                 The foregoing Agreement is hereby accepted as of the date first above written.


                                  IDS LIFE INSURANCE COMPANY

                                  By:    /s/ Nancy Hughes
                                      -------------------------------
                                  Name:    Nancy Hughes
                                         ----------------------------
                                  Title:  Assistant Vice President
                                          ---------------------------
                                           and Assistant Secretary

                 The foregoing Agreement is hereby accepted as of the date first above written.


                                  AMERICAN ENTERPRISE LIFE INSURANCE COMPANY

                                  By:    /s/ Donald E. Kreider
                                      -------------------------------
                                  Name:    Donald E. Kreider
                                         ----------------------------
                                  Title:  President
                                          ---------------------------

                 The foregoing Agreement is hereby accepted as of the date first above written.


                                  THE NORTHWESTERN MUTUAL LIFE
                                     INSURANCE COMPANY

                                  By:    /s/ Willard L. Adams
                                      -------------------------------
                                           Title:  Vice President

                 The foregoing Agreement is hereby accepted as of the date first above written.


                                  STEIN ROE FARNHAM/KEYSTONE PROVIDENT
                                    LIFE INSURANCE COMPANY

                                  By:    /s/ Donvan J. Paul
                                      ------------------------------
                                           Title:  Vice President

                 The foregoing Agreement is hereby accepted as of the date first above written.

                                  PRINCIPAL MUTUAL LIFE
                                    INSURANCE COMPANY

                                  By:    /s/ Joe C. Heiny
                                      ------------------------------
                                           Title:  Assistant Counsel

                                  By:    /s/ G. E. Alton
                                      ------------------------------